Exhibit 10.8

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 15, 2014, by and among AAC HOLDINGS, INC., a Nevada corporation (“Holdings”), AMERICAN ADDICTION CENTERS, INC. (formerly known as FORTERUS, INC.), a Nevada corporation (“Borrower”), the lenders party hereto from time to time (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (together with its successors and assigns, the “Agent”).

RECITALS

Borrower has requested that Lenders and Agent renew Borrower’s credit described in the Restated Credit Agreement between Borrower and Wells Fargo Bank, National Association (the “Initial Lender”) dated as of May 1, 2013 (as amended or otherwise modified to the date hereof, the “Prior Credit Agreement”), which amended and restated the Credit Agreement between Borrower and the Initial Lender dated August 30, 2011 (as amended or otherwise modified prior to the Prior Credit Agreement, the “Original Credit Agreement”), and has also asked for additional credit, which the Lenders are agreeable to granting subject to the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings, Borrower, the Lenders and the Agent hereby amend and restate the Prior Agreement in its entirety and further agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

“2013 Interim Financials” has the meaning assigned to such term in Section 3.5.

“AAC Equity Transactions” means the sale and issuance of common stock of Borrower between February 13, 2014 and the Closing Date to certain accredited investors pursuant to a private placement permitted under the Securities Act of 1933, as amended resulting in not less than $6,000,000 of net proceeds to Borrower.

“AAC Excess Equity Amount” means the aggregate amount of the proceeds of the AAC Equity Transactions on or prior to the Closing Date minus $2,500,000.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise; provided, that (i) any Person which owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (ii) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (iii) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding anything to the contrary in the foregoing, Alcentra shall not be deemed an Affiliate of BHR as a result of its ownership of the BHR Preferred Equity.

“Alcentra” means Alcentra Group Holdings, Inc. and/or each of its Affiliates (including but not limited to Alcentra Capital Corporation).

“Alcentra Intercreditor Agreement” means an intercreditor agreement entered into by Agent and Alcentra in the event Alcentra Subordinated Debt is issued, in form and substance satisfactory in all respects to Agent and the Required Lenders.

“Alcentra Subordinated Debt” means unsecured Debt of the Borrower (which may be guaranteed on an unsecured basis by Holdings and the Operating Subsidiaries) in an aggregate principal amount acceptable to Agent and Required Lenders not to exceed $7,500,000 (or such higher amount approved by Agent and the Required Lenders in their sole discretion) arising under the Alcentra Subordinated Note Documents (except for any increase of the principal amount due to non-cash in-kind payments of interest or accrual of any fees or unreimbursed expenses, in each case, pursuant to the terms of the Alcentra Subordinated Note Documents), which Debt shall be subordinated in right of payment to the Loans or any other obligations under any Loan Document pursuant to the Alcentra Intercreditor Agreement.

“Alcentra Subordinated Notes” means the unsecured subordinated promissory notes issued to BNY Alcentra pursuant to the Alcentra Subordinated Note Purchase Agreement.

“Alcentra Subordinated Note Documents” means collectively the Alcentra Subordinated Note Purchase Agreement, the Alcentra Subordinated Notes, the Alcentra Intercreditor Agreement, all guarantees with respect thereto and all other documents, instruments and agreements executed in connection therewith, in each case in form and substance acceptable in all respects to Agent and the Required Lenders, as amended, restated, supplemented or otherwise modified in accordance with the Alcentra Intercreditor Agreement.

“Alcentra Subordinated Note Purchase Agreement” means a Note Purchase Agreement to be entered into by and among BNY Alcentra, Holdings, the Borrower and the Operating Subsidiaries, in form and substance acceptable in all respects to Agent and the Required Lenders, as amended, restated, supplemented or otherwise modified in accordance with the Alcentra Intercreditor Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” means, for any day:

(a) As of the Closing Date, until changed hereunder in accordance with the following provisions, 300 basis points per annum for Loans;

(b) Commencing with the fiscal quarter ended on March 31, 2014, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio for the most recent determination date:

Leverage Ratio	Applicable Margin
Level 1 > 4.75 to 1.00	300 bps
Level II > 4.00 to 1.00 and < 4.75 to 1.00	275 bps
Level III < 4.00 to 1.00	250 bps

(c) For the purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter based upon the financial statements delivered pursuant to Section 5.3(b) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Level 1 (A) at any time that an Event of Default has occurred and is continuing, and providing further that, immediately following the remedy and/or waiver or cure of the relevant Event of Default, the Leverage Ratio shall be deemed to have been reinstated to the Level which would otherwise be applicable (and the Applicable Margin adjusted accordingly) or (B) subject to the Agent’s discretion, if the Borrower fails to deliver the financial statements required to be delivered by it pursuant to Section 5.3 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition, and the Agent will promptly provide notice of such determinations to the Borrower. Any such determination by the Agent shall be conclusive and binding absent manifest error.

“Audited Financial Statements” has the meaning assigned to such term in Section 3.5.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

“BHR” means Behavioral Healthcare Realty, LLC.

“BHR Acquisition” has the meaning assigned to such term in the definition of “Initial Reorganization Transactions”.

“BHR Preferred Equity” means the $8,000,000 stated value of Series A preferred units of BHR that may be issued by BHR to Alcentra under the BHR Preferred Equity Transactions, including BHR Preferred Equity that is issued to Alcentra in connection with BHR’s redemption of the Existing BHR Preferred Equity.

“BHR Preferred Equity Transactions” means the sale and issuance of the BHR Preferred Equity to Alcentra pursuant to the BHR Operating Agreement in a stated value equal to $8,000,000.

“BHR Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of BHR, dated as of April 15, 2014, as amended or otherwise modified to the extent permitted under Section 6.12.

“BNY Alcentra” means BNY Alcentra Group Holdings, Inc., a Delaware corporation, and/or each of its Affiliates (including, but not limited to Alcentra Capital Corporation), but excluding Holdings and its Subsidiaries.

“Borrower Conversion” has the meaning assigned to that term in Section 6.5.

“Borrower Merger” means a subsidiary short-form merger of a merger sub owned by Holdings with and into Borrower, pursuant to which Borrower will become a direct wholly owned Subsidiary of Holdings, which merger will occur after the consummation of the Holdings IPO and shall be in form and substance reasonably satisfactory to Agent and the Required Lenders.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in California are authorized or required by law to close.

“Capital Expenditures” means, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person; provided that the following shall be excluded from the foregoing: (i) any portion of such expenditures attributable solely to property, plant and equipment comprising a Permitted Acquisition; (ii) any portion of such expenditures with respect to real estate projects of any Real Estate Subsidiary to the extent such expenditures are paid for with the proceeds of any Debt of a Real Estate Subsidiary permitted under this Agreement (other than any advance under the Line of Credit) or the Holdings IPO; (iii) any portion of the initial construction expenditures incurred in 2014 by the applicable Real Estate Subsidiary of BHR with respect to the following real estate projects of such Real Estate Subsidiary previously disclosed to Agent (A) outpatient facility in Arlington, Texas, (B) outpatient facility in Las Vegas, Nevada, and (C) construction project in Riverview, Florida, in each case of this clause (iii), solely to the extent such expenditures are paid for with the proceeds of the BHR Preferred Equity, the Alcentra Subordinated Debt or the Holdings IPO or, in the case of expenditures incurred prior to the Closing Date, solely to the extent used for the acquisition of the outpatient facility in Arlington, Texas; and (iv) any such expenditures made with insurance proceeds received in connection with a casualty loss with respect to fixed assets within one hundred and eighty (180) days after receipt of such insurance proceeds.

“Change of Control” means any event or transaction or series of events or transactions, whether as the most recent transaction in a series of transactions or otherwise (or any combination of the following), following which:

(a) the Permitted Holders shall together cease to: (i) be the record and beneficial owners (as defined below) of not less than 51%, on a fully diluted basis, of the outstanding Ownership Interests of Holdings or (ii) possess the power to direct or cause the direction of the management or policies of Holdings, whether through the ability to exercise voting power, by contract or otherwise;

(b) Holdings shall fail to: (i) be the record and beneficial owner (as defined below) of not less than 90% (or, following the Borrower Merger, 100%), on a fully diluted basis, of the outstanding Ownership Interests of Borrower or (ii) have the power to direct or cause the direction of the management and policies of Borrower, whether through the ability to exercise voting power, by contract or otherwise;

(c) Holdings (and following the Borrower Merger, Borrower) shall fail to: (i) be the record and beneficial owner (as defined below) of 100%, on a fully diluted basis, of the outstanding Ownership Interests of BHR (except for the BHR Preferred Equity) or (ii) Holdings or Borrower shall fail to have the power to direct or cause the direction of the management and policies of BHR, whether through the ability to exercise voting power, by contract or otherwise;

(d) Borrower shall fail to: (i) be the direct or indirect record and beneficial owner (as defined below) of 100%, on a fully diluted basis, of the outstanding Ownership Interests of each of the Subsidiaries of Borrower or Holdings (other than BHR prior to the Borrower Merger and, in the case of BHR, except to the extent outstanding, the BHR Preferred Equity) or (ii) have the power to direct or cause the direction of the management and policies of such Subsidiaries, whether through the ability to exercise voting power, by contract or otherwise;

(e) during any period of 24 consecutive months, individuals, who at the beginning of the applicable period constitute the board of directors of Holdings, and any new or successor member of the board of directors of Holdings appointed or elected by Permitted Holders in accordance with the applicable Organizational Documents of Holdings, shall cease for any reason to constitute at least a majority of the members of the board of directors of Holdings;

(f) a “Change of Control” or similar event (as defined or provided in any agreement evidencing any Subordinated Obligations) has occurred.

For purposes of this definition, the terms “group” and “beneficial owner” shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (or any successor agency) promulgated thereunder.

“Closing” shall mean the closing of this Agreement on the Closing Date in accordance with Section 4.1.

“Closing Date” means the first date on which the conditions set forth in Section 4.1 have been satisfied or waived in writing by the Lenders.

“Collateral” means all assets of Holdings, Borrower, or any Subsidiary subject to a security interest granted to the Agent or any Lender under the Loan Documents.

“Companies” has the meaning assigned to that term in Section 2.1.

“Companies Eligible Accounts Receivable” has the meaning assigned to the term in Section 2.1(b).

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries (excluding extraordinary gains and gains from asset sales outside the ordinary course of business) for that period, as determined in accordance with GAAP.

“CRMS” means Clinical Revenue Management Services, LLC.

“CRMS Acquisition” has the meaning assigned to such term in the definition of “Initial Reorganization Transactions”.

“Debt” means, as to any Person, (i) all obligations for borrowed money (including subordinated debt), (ii) all capital lease obligations, (iii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (iv) all obligations or liabilities of others secured by a lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (v) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (vi) any Disqualified Equity Interests of such Person, and (vii) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Debt under any of clauses (i) through (vi) above.

“Default” means any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Disqualified Equity Interests” shall mean any equity interest that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans that are accrued and payable and the termination of the commitments of the Lenders hereunder), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Debt or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the latest maturity date of the Loans.

“ERISA Affiliate” means, as applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

“EBITDA” has the meaning assigned to such term in Section 5.9(a).

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Existing BHR Preferred Equity” means the $1,825,000 of stated value of the Series A Preferred Units of BHR owned by the holders identified on Schedule 3.1 attached hereto issued pursuant to the Subscription Agreements, dated from November 2013 to February 2014.

“Existing Subordinated Creditors” has the meaning assigned to such term in Section 2.8(a).

“Existing Subordinated Debt” has the meaning assigned to such term in Section 3.5.

“Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 5.9(b).

“Funded Debt” has the meaning assigned to such term in Section 5.9(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local or foreign government or quasi-governmental authority of any nature, or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Guaranties” means (i) the Guaranty dated as of August 30, 2011 of Michael T. Cartwright in favor of Agent, (ii) the Guaranty dated as of August 30, 2011 of Jerrod N. Menz in favor of Agent, (iii) the Loan Party Guaranty and (iv) all other guaranties of any of the Loans or any of the obligations under any of the Loan Documents.

“Guarantors” means collectively, Holdings, the Operating Subsidiaries, the Individual Guarantors and all other guarantors party to the Guaranties.

“Healthcare Laws” has the meaning assigned to such term in Section 3.13(a).

“Holdings Contribution” means subsequent to the Borrower Merger, the contribution by Holdings of its membership interests in CRMS and BHR to Borrower.

“Holdings IPO” means the closing of a sale of shares of Holdings’ common stock to the public in a firm-commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of proceeds, net of the underwriting discount and commissions, to Holdings, provided that the shares of Holdings’ common stock are then listed on either the New York Stock Exchange or Nasdaq.

“Holdings Note” means the Demand Note, dated April 15, 2014, issued by Holdings to Borrower in the principal amount of $3,500,000.

“Immaterial Subsidiary” means each of the following Subsidiaries of Borrower, so long as such Subsidiary has no assets or current operations and subject to Section 5.12(c): The Heights Supportive Housing, LLC and Hamilton Medically Assisted Treatment Associates, LLC.

“Individual Guarantors” means Michael T. Cartwright or Jerrod N. Menz.

“Initial Lender” has the meaning assigned to such term in the introductory paragraph hereto.

“Initial Reorganization Transactions” means, collectively, (i) a voluntary share exchange with certain stockholders of Borrower, whereby holders representing over 90% of the outstanding shares of common stock of Borrower exchanged their shares on a one-for-one basis for shares of Holdings’ common stock (the “Share Exchange”), including a waiver by the exchanging stockholders of AAC of potential claims arising from certain corporate matters of the Borrower with respect to Nevada corporate law; (ii) substantially concurrent with the Share Exchange, the acquisition by Holdings of all of the outstanding common membership interests of BHR, an entity controlled by related parties of Borrower, which owns the Desert Hope facility and the Greenhouse facility, in exchange for cash and 521,999 shares of Holdings’ common stock, representing approximately 5.3% of Holdings’ outstanding common stock (the “BHR Acquisition”); and (iii) substantially concurrent with the Share Exchange and BHR Acquisition, the acquisition of all of the outstanding membership interests of CRMS, an entity owned by related parties of Borrower that provides patient billing services for Borrower, in exchange for cash and 149,144 shares of Holdings’ common stock, representing approximately 1.5% of Holdings’ outstanding common stock (the “CRMS Acquisition”); provided that the aggregate amount of cash paid pursuant to clauses (ii) and (iii) shall not exceed the lesser of $3,500,000 and the AAC Excess Equity Amount.

“Initial Reorganization Transaction Documents” means all agreements and documents evidencing the Initial Reorganization Transactions and all other agreements and documents entered into in connection therewith, in each case in form and substance satisfactory to Agent and the Required Lenders.

“Leverage Ratio” has the meaning assigned to that term in Section 5.9(a).

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Guaranties, the Alcentra Intercreditor Agreement, and any other promissory notes, guaranties, security agreements, pledge agreements, mortgages, deeds of trust, control agreements, reaffirmation agreements, intercreditor agreements, subordination agreements, contracts, instruments and other documents required hereby or at any time hereafter delivered to Agent and/or the Lenders in connection herewith.

“Loan Parties” means, collectively, Borrower, Holdings and the other Guarantors.

“Loan Party Guaranty” means the Amended and Restated Guaranty, dated as of the Closing Date, by and among Holdings, the Operating Subsidiaries and Agent.

“Loans” means all loans and advances made by any Lender to Borrower under this Agreement.

“Material Adverse Effect” means (i) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Holdings and its Operating Subsidiaries, taken as a whole, or Holdings and its Subsidiaries, taken as a whole, (ii) a material impairment of any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of Agent’s or Lenders’ ability to enforce the obligations under the Loan Documents or realize upon the Collateral, or (iii) an impairment of the enforceability or priority of Agent’s liens with respect to all or a material portion of the Collateral.

“Notes” means, collectively, the Line of Credit Note, the Existing Term Note A, the Existing Term Note B and all other notes issued under this Agreement from time to time.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Subsidiary” means each Subsidiary of Borrower other than any Real Estate Subsidiary or any Immaterial Subsidiary. A list of all Operating Subsidiaries as of the Closing Date and after giving effect to the Initial Reorganization Transactions is included in Part B of Annex B attached hereto.

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or other capital stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities Exchange Act of 1934, as amended).

“Permitted Acquisition” means any acquisition by Borrower or any Operating Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by merger, the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements and any other acquisition to which Agent consents in writing in its sole discretion:

(i) no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to Agent, which notice shall include the proposed closing date of such acquisition;

(ii) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(iii) the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries;

(iv) none of Holdings, Borrower or any Subsidiary shall incur or assume any Debt in connection with the proposed acquisition other than as permitted by Section 6.4; provided that the availability under the Line of Credit shall be equal to or greater than $2,000,000 after giving effect to the consummation of the proposed acquisition on a Pro Forma Basis;

(v) if such transaction is a merger or consolidation, the Borrower or another Loan Party (other than Holdings or any individual guarantor) shall be the surviving Person and no Change of Control shall have been effected thereby;

(vi) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to Agent a compliance certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to Agent, compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Debt incurred in connection therewith) with each covenant contained in Section 5.9;

(vii) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by Agent, (A) shall have delivered to Agent promptly upon the finalization thereof copies of substantially final definitive documentation for the Permitted Acquisition, which shall be in form and substance reasonably satisfactory to Agent and Required Lenders, and (B) shall have delivered to, or made available for inspection by, Agent substantially complete diligence information related to the Permitted Acquisition;

(viii) no Event of Default or Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Debt incurred in connection therewith;

(ix) the Borrower shall have obtained the prior written consent of the Required Lenders prior to the consummation of such acquisition if (A) the consideration for all Permitted Acquisitions (or series of related acquisitions) during any fiscal year exceeds $1,000,000 or (B) the consideration for all Permitted Acquisitions (or series of related acquisitions) during the term of this agreement exceeds $2,000,000 in the aggregate; provided that if the Holdings IPO has occurred, the monetary thresholds in clauses (A) and (B) shall be increased to $4,000,000 and $8,000,000, respectively;

(x) the Borrower shall demonstrate, in form and substance reasonably satisfactory to Bank, that the entity to be acquired had positive EBITDA for the four (4) fiscal quarter period ended immediately prior to the proposed closing date of such acquisition; and

(xi) the Borrower shall provide such other documents and other information as may be reasonably requested by Agent in connection with the acquisition.

“Permitted Holders” shall mean, collectively, Michael T. Cartwright and Jerrod N. Menz (together with any trusts or family partnerships established, or caused to be established, by any of them for estate planning purposes).

“Permitted Liens” means: (a) current taxes and assessments not yet due and payable; (b) any Liens granted to the Agent or the Lenders to secure the repayment of performance of the Loans and other obligations under the Loan Documents; (c) Liens of mechanics, materialmen, shippers, warehousemen, and other like Liens for services or materials incurred in the ordinary course of business; (d) easements, zoning restrictions, restrictive covenants, encroachments, permits, rights of way, minor survey or title exceptions, and other restrictions that do not materially interfere with or impair the use or operation of any of the facilities of Holdings and its Subsidiaries; (e) cash pledges or cash deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; (f)(i) Liens on real property rights or interests created by leases of real property entered into in the ordinary course of Loan Parties’ business and any interest or title of a lessor under a real property lease in any real property rights or interests leased to a Loan Party or (ii) Liens consisting of leases, subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business and not interfering in any material respect with the business of Holdings and its Subsidiaries, and any interest or title of a lessor, sublessor or licensor under any lease, sublease or license, as applicable; (g) any purchase money security interests granted by, or capital lease obligations incurred by, a Borrower or any Subsidiary of a Borrower in connection with any Permitted Purchase Money Indebtedness; (h) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry so long as those deposits are permitted herein; (i) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings) under UCC 9-505 to the extent the underlying transaction is not prohibited by the terms of this Agreement or any of the other Loan Documents; (j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks, to the extent permitted herein, not given in connection with the issuance of Debt, (ii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or its Subsidiaries in the ordinary course of business or (iii) relating to the credit cards and credit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business; and (k) liens granted by BHR pursuant to Section 9.9(e)(iv) of the BHR Operating Agreement in the equity of any Real Estate Subsidiary owned by BHR and the proceeds thereof; provided that Agent shall have received not less than five (5) Business Days prior written notice of the granting of any such lien which notice shall include a copy of the pledge agreement pursuant to which such liens are proposed to be granted.

“Permitted Purchase Money Indebtedness” means purchase money or capital lease Debt incurred by Borrower or any Operating Subsidiary of Borrower to acquire any equipment (including motor vehicles and furniture) if each of the following conditions is satisfied: (a) the total amount of purchase money and capital lease Debt does not exceed, as of any date, an aggregate amount equal to $2,250,000, (b) such purchase money and capital lease Debt will not be secured by any of the Collateral other than the specific equipment financed thereby, related assets and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money and capital lease Debt will not, at the time of the incurrence thereof, exceed the value of the property financed thereby.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pro Forma Basis” means, with respect to compliance with any financial covenants under Section 5.9, pro forma compliance with such covenant after giving effect to any Permitted Acquisition, taking into account all Debt incurred by Holdings or its Subsidiaries with respect to the proposed acquisition and adding the historical consolidated financial statements of Holdings and its Subsidiaries (including the consolidated financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Target (or the historical financial statements related to the assets to be acquired pursuant to the proposed acquisition), adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the consolidation had been accomplished at the beginning of the relevant period, such eliminations and inclusions to be approved by Agent.

“Qualified Equity Interest” means and refers to any equity interests issued by Holdings (and not by Borrower or any other Subsidiary) that is not a Disqualified Equity Interest.

“Real Estate Subsidiary” means each of BHR and its Subsidiaries to the extent such Subsidiary primarily engages in the real estate holding business. A list of all Real Estate Subsidiaries as of the Closing Date is included in Part C of Annex B attached hereto.

“Real Estate Subsidiary Debt” means all existing and future Debt between any Real Estate Subsidiary and Wells Fargo, including, without limitation, all Debt under (i) the Building Loan Agreement, dated as of October 8, 2013, by and between Greenhouse Real Estate, LLC, and Wells Fargo, (ii) the Loan Agreement, dated as of May 10, 2013, by and between The Academy Real Estate, LLC and Wells Fargo, and (iii) Loan Agreement, dated as of May 15, 2013, by and between Concorde Real Estate, LLC and Wells Fargo.

“Related Transaction Documents” means, collectively, all agreements and documents entered into in connection with the Initial Reorganization Transactions, the AAC Equity Transactions and the BHR Preferred Equity Transactions.

“Reliant Debt” means the unsecured Debt of Michael Cartwright, Jerrod Menz and Kirk Manz that is guarantied on an unsecured basis by Borrower owed to Reliant Bank in a principal amount outstanding not to exceed $1,766,775.43.

“Reliant Debt Documents” means collectively the Term Loan Promissory Note, dated October 15, 2013, representing the Reliant Debt, and the term loan agreement, the continuing guaranty and all other documents, instruments and agreements executed in connection therewith, as amended, supplemented or otherwise modified in accordance with the terms hereof.

“Required Lenders” means, as of any date of determination, Lenders owning more than 50% of the then aggregate unpaid principal amount of the Loans and 50% of the unused commitments under the Line of Credit.

“Restricted Payment” means to (i) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of equity interests issued by Holdings, Borrower or any of their respective Subsidiaries (including any payment in connection with any merger or consolidation involving Holdings, Borrower or any such Subsidiary) or to the direct or indirect holders of equity interests issued by Holdings, Borrower or any of their respective Subsidiaries in their capacity as such, (ii) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Holdings, Borrower or any such Subsidiary) any equity interests issued by Holdings, Borrower or any of their respective Subsidiaries, or (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire equity interests of Holdings, Borrower or any of their respective Subsidiaries now or hereafter outstanding.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means any applicable international economic sanctions administered or enforced by the U.S. government (including OFAC).

“Secured Parties” means collectively, the Agent, the Lenders and the other secured parties referred to in the Security Agreement and other Loan Documents.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Closing Date among Holdings, Borrower, the Operating Subsidiaries and the Agent.

“Share Exchange” has the meaning assigned to such term in the definition of “Initial Reorganization Transactions”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” shall mean, as of any date of determination, (a) any Existing Subordinated Debt and (b) any other Debt of Holdings, Borrower or any of their respective Subsidiaries, including, without limitation, the Alcentra Subordinated Debt, on that date which has been subordinated in right of payment to the Loans or any other obligations under any Loan Document in a manner satisfactory to the Agent and Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may require.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which fifty percent (50%) or more of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are now or hereafter owned directly or indirectly by such Person. Except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of Holdings.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Target” means a Person whose assets or Ownership Interests, as applicable, are acquired by the Borrower or an Operating Subsidiary in a Permitted Acquisition.

“Wells Fargo” means Wells Fargo Bank, National Association.

SECTION 1.2. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Holdings, Borrower and the other Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.3. OTHER INTERPRETIVE PROVISIONS. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights

ARTICLE II

CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, each Lender holding a Line of Credit commitment set forth on Annex A attached hereto (or pursuant to any assignment and assumption) (each, a “Line of Credit Lender”) hereby agrees to make advances to Borrower from time to time up to and including April 1, 2015 in an aggregate amount not to exceed such Line of Credit Lender’s commitment set forth opposite such Line of Credit Lender’s name on Annex A attached hereto (or in the applicable assignment and assumption) (the “Line of Credit”). The aggregate commitments of the Line of Credit as of the Closing Date is Fifteen Million Dollars ($15,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s and its Operating Subsidiaries working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by one or more promissory note(s) dated as of the Closing Date (collectively, the “Line of Credit Note”), substantially in the form of the Line of Credit Note attached hereto as Exhibit A, all terms of which are incorporated herein by this reference. The outstanding principal amount of outstanding borrowings under the Line of Credit as of the date hereof is $13,049,997.32.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of seventy percent (70%) of the Companies Eligible Accounts Receivable (as defined below). All of the foregoing shall be determined by Agent upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Agent may from time to time reasonably require. Borrower acknowledges that said borrowing base was established by Agent with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances made to accounts receivable (exclusive of the initial adjustment to record revenue at net at the time of billing) for the immediately preceding three (3) months at all times shall be less than twenty percent (20%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds twenty percent (20%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Agent reasonably believes may affect payment of any portion of Borrower’s accounts, Agent, in its sole discretion, may reduce the foregoing advance rate against the Companies Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against the Companies Eligible Accounts Receivable.

As used in this Section 2.1, Borrower and each of its Operating Subsidiaries may be referred to collectively as the “Companies” and each as a “Company.”

As used herein, “Companies Eligible Accounts Receivable” shall consist solely of trade accounts created in the ordinary course of a Company’s business arising from the provision of client services, which are supported by private insurance acceptable to Agent, upon which the Company’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Agent has a perfected security interest of first priority, and shall not include:

(i)	any account which is more than one hundred twenty (120) days past due;

(ii)	any account owed by an account debtor or payor, including any insurance company (or any affiliate of such account debtor or payor), where 50% or more of all accounts owed by such account debtor or payor (or affiliates thereof) are deemed ineligible under clause (i) above;

(iii)	that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iv)	any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;

(v)	any account which represents an obligation of an account debtor or payor, including any insurance company, located in a foreign country;

(vi)	any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of any Company;

(vii)	that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor or payor, including any insurance company;

(viii)	that portion of any account which is not covered by insurance;

(ix)	that portion of any account from an account debtor or payor, including any insurance company, to whom a Company owes a trade payable, but only to the extent of such trade payable;

(x)	that portion of any account in respect of which a credit loss has been recognized or reserved by any Company, but only to the extent of such loss or reserve;

(xi)	any account with respect to which the account debtor or payor, including any insurance company, is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Company has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such account debtor or payor (as used herein, the term “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief);

(xii)	any account deemed ineligible by Agent when Agent, in its good faith credit judgment, deems the creditworthiness or financial condition of the account debtor or payor, including any insurance company, or the industry in which any such account debtor or payor is engaged, to be unsatisfactory.

(c) Making Loans under the Line of Credit. Subject to the conditions set forth in Section 4.2, the Borrower may borrow under the Line of Credit on any Business Day, provided that the Borrower (either by Michael T. Cartwright, Jerrod N. Menz or Kirk R. Manz) shall give the Agent an irrevocable notice in the form of Exhibit B attached hereto (the “Borrowing Notice”), which notice must be received by the Agent prior to 10:00 a.m., California time) three (3) Business Days prior to the requested borrowing date specifying (x) the amount of the proposed borrowing and (y) the requested date of the borrowing. Promptly following receipt of any such Borrowing Notice, the Agent shall notify each Line of Credit Lender of the date of the borrowing and the amount of such Line of Credit Lender’s pro rata share of the borrowing. Not later than 12:00 noon, California time, on the date specified for any such borrowing, each Line of Credit Lender shall deposit immediately available funds in the amount of its pro rata share of such borrowing to the account of the Agent. Upon satisfaction of the applicable conditions set forth in Section 4.2, the Agent will make available the proceeds of all such borrowing to the Borrower by crediting the account of the Borrower on the books of the Agent, or as otherwise directed by the Borrower. Unless the Agent shall have received notice from a Line of Credit Lender prior to the date of any borrowing that such Line of Credit Lender will not make available to the Agent such Line of Credit Lender’s ratable portion of such borrowing, the Agent may assume that such Line of Credit Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 2.1(c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Line of Credit Lender shall not have so made such ratable portion available to the Agent, such Line of Credit Lender and, in the case of a Line of Credit Lender other than Agent, the Borrower agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (A) in the case of such Line of Credit Lender, the Federal Funds Rate and (B) in the case of the Borrower, with respect to a Line of Credit Lender other than Agent, the interest rate applicable at the time to such borrowing. If such Line of Credit Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Line of Credit Lender’s pro rata share of such borrowing for purposes of this Agreement. The failure of any Line of Credit Lender to make available its pro rata share of any borrowing hereunder shall not relieve any other Line of Credit Lender of its obligation, if any, hereunder, to make available its pro rata share of such borrowing on the date of such borrowing, but no Line of Credit Lender shall be responsible for the failure of any other Line of Credit Lender to make available its pro rata share of any borrowing on the date of any borrowing.

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 2.2. EXISTING TERM LOAN A.

(a) Existing Term Loan A. The Initial Lender has made a loan to Borrower in the original principal amount of Seven Hundred Eighty Thousand Dollars ($780,000.00) (“Existing Term Loan A”), on which the outstanding principal balance as of the date hereof is $617,000.00.

Borrower’s obligation to repay the Existing Term Loan A is evidenced by a promissory note dated as of May 1, 2013, as amended and restated as of the Closing Date (“Existing Term Note A”), all terms of which are incorporated herein by this reference. Any reference in the Existing Term Note A to any prior loan agreement between the Initial Lender and Borrower shall be deemed a reference to this Agreement. Subject to the terms and conditions of this Agreement, each of the Borrower and the Initial Lender hereby confirms that the Existing Term Loan A remains in full force and effect.

(b) Repayment. The outstanding principal balance of the Existing Term Loan A shall be due and payable in full on May 15, 2017.

(c) Prepayment. Borrower may prepay principal on the Existing Term Loan A solely in accordance with the provisions of the Existing Term Note A.

SECTION 2.3. EXISTING TERM LOAN B.

(a) Exiting Term Loan B. The Initial Lender has made a loan to Borrower in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (“Existing Term Loan B”), on which the outstanding principal balance as of the date hereof is $1,500,000.00. Borrower’s obligation to repay the Existing Term Loan B is evidenced by a promissory note dated as of July 31, 2013, as amended and restated as of the Closing Date (“Existing Term Note B”), all terms of which are incorporated herein by this reference. Any reference in the Existing Term Note B to any prior loan agreement between the Initial Lender and Borrower shall be deemed a reference to this Agreement. Subject to the terms and conditions of this Agreement, each of the Borrower and the Initial Lender hereby confirms that the Existing Term Loan B remains in full force and effect.

(b) Repayment. The outstanding principal balance of the Existing Term Loan B shall be due and payable in full on July 1, 2014.

(c) Prepayment. Borrower may prepay principal on the Existing Term Loan B solely in accordance with the provisions of the Existing Term Note B.

SECTION 2.4. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Amendment Fee. Borrower shall pay to the Lenders a non-refundable amendment fee equal to 1.00% of the aggregate amount of the Line of Credit, which fee shall be due and payable in full on the Closing Date.

SECTION 2.5. COLLECTION OF PAYMENTS. Borrower authorizes Agent to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number *** with Agent, or any other deposit account maintained by Holdings, Borrower or any Operating Subsidiary with Agent, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.6. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to the Agent and the other Secured Parties subject hereto, Borrower and certain other Loan Parties have granted to Agent, for the benefit of the Secured Parties, security interests of first priority in substantially all assets of such Loan Parties pursuant to the Security Agreement and the other Loan Documents.

Borrower shall pay to Agent immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Agent personnel), expended or incurred by Agent in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.7. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Agent and the other Secured Parties shall be guaranteed jointly and severally by the Guarantors pursuant to the Guaranties.

SECTION 2.8. SUBORDINATION OF DEBT.

(a) All indebtedness and other obligations of Borrower to Michael Blackburn, James D. Bevell, Jr., SNB Investments, LLC, William M. Adkins, Brian David Waller, East Fork Partners, W. Bradford Blevins, Jay Moore Hollomon, Jerry Donald Bostelman, Erick Klindt and Randall R. Harness (collectively, the “Existing Subordinated Creditors”) shall be subordinated in right of payment to all indebtedness and other obligations of Borrower to the Secured Parties, as evidenced by and subject to the terms of subordination agreements in form and substance reasonably satisfactory to Agent.

(b) All other Subordinated Obligations shall be subordinated in right of payment to all indebtedness and other obligations of Borrower to the Secured Parties, as evidenced by and subject to the terms of subordination agreements in form and substance reasonably satisfactory to Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and Borrower makes the following representations and warranties to the Agent and the Lenders, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to the Agent and the Lenders subject to this Agreement.

SECTION 3.1. LEGAL STATUS; INITIAL REORGANIZATION TRANSACTIONS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

Schedule 3.1 attached hereto lists all Subsidiaries of Holdings as of the Closing Date and all shareholders, managers and other equity holders of Holdings and each of its Subsidiaries. Holdings owns, directly or indirectly, one hundred percent (100%) of each of the Subsidiaries listed on Schedule 3.1 attached hereto except as expressly set forth on Schedule 3.1.

Each Subsidiary is duly organized and existing and in good standing under the laws of the state of its incorporation or formation, as the case may be, and is qualified or licensed to do business (and is in good standing as a foreign corporation or limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

As of the Closing Date, all of the Initial Reorganization Transactions have been consummated in accordance with applicable law and the terms of the Initial Reorganization Transaction Documents and, in connection therewith, not more than the AAC Excess Equity Amount in cash has been paid by Holdings and its Affiliates to any Persons other than the Loan Parties as a result thereof.

As of the Closing Date, all of the AAC Equity Transactions and BHR Preferred Equity Transactions have been consummated, and the Existing BHR Preferred Equity shall have been redeemed, in each case, in accordance with applicable law and the terms of the BHR Operating Agreement and the other applicable Related Transaction Documents. Borrower received not less than $6,000,000 in connection with the consummation of the AAC Equity Transactions and BHR received not less than $8,000,000 in connection with the consummation of the BHR Preferred Equity Transaction.

SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each other Loan Document have been duly authorized by each Loan Party party thereto, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Loan Party or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the execution, delivery and performance by each of Holdings, Borrower and the other Subsidiaries of the Related Transaction Documents to which it is a party, do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation, By-Laws or other formation or organizational document of Holdings, Borrower or any other Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Holdings, Borrower or any Subsidiary is a party or by which Holdings, Borrower or any other Subsidiary may be bound.

SECTION 3.4. LITIGATION. There are no pending, or to the best of Holdings’ or Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could have a Material Adverse Effect.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENTS. The annual financial statements of Borrower and its Subsidiaries dated December 31, 2012 (the “Audited Financial Statements”), and all interim financial statements of Borrower and its Subsidiaries dated each of March 31, 2013, June 30, 2013 and September 30, 2013 (collectively, the “2013 Interim Financials”) , and all annual financial statements of Holdings and its Subsidiaries required to be delivered pursuant to Section 5.3(a) and all interim financial statements of Holdings and its Subsidiaries required to be delivered pursuant to Section 5.3(b), true copies of which will be delivered by Borrower to Agent and the Lenders prior to the applicable delivery dates required under Section 4.4(c), Section 5.3(a) or Section 5.3(b), as applicable; and each of such financial statements (a) are or will be, when delivered, except as set forth on Schedule 3.5 with respect to the 2013 Interim Financials, complete and correct and present fairly the financial condition of Borrower and Subsidiaries or Holdings and Subsidiaries, as applicable, (b) disclose all liabilities of Borrower and Subsidiaries or Holdings and Subsidiaries, as applicable, that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since December 31, 2013, there has been no material adverse change in the financial condition of Holdings, Borrower or any Subsidiary, nor has Holdings, Borrower or any Operating Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Agent, the Initial Lender or as otherwise permitted by the Required Lenders in writing. As of the Closing Date, all of the subordinated debt of the Loan Parties owed to the Existing Subordinated Creditors (together with the outstanding principal amount, the scheduled amortizations and the final maturity dates thereof) is listed on Schedule 3.5 attached hereto (collectively, the “Existing Subordinated Debt”), all Existing Subordinated Debt is unsecured and the only Loan Party obligated under the Existing Subordinated Debt is the Borrower.

SECTION 3.6. INCOME TAX RETURNS. Neither Holdings nor Borrower has knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax payable with respect to any year.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Holdings, Borrower or any other Subsidiary is a party or by which Holdings, Borrower or such Subsidiary may be bound that requires the subordination in right of payment of Holdings’, Borrower’s or such Subsidiary’s obligations subject to this Agreement to any other obligation of Holdings, Borrower or such Subsidiary.

SECTION 3.8. PERMITS, FRANCHISES. Holdings, Borrower and Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which they are now engaged in compliance with applicable law except where the failure to possess any such permits, consents, approvals, franchises or licenses could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9. ERISA. Holdings, Borrower and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Holdings, Borrower and their respective ERISA Affiliates have not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Holdings, Borrower or any ERISA Affiliate (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Holdings, Borrower or any ERISA Affiliate ; Holdings, Borrower and their respective ERISA Affiliates have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10. OTHER OBLIGATIONS. None of Holdings, Borrower and any Subsidiary are in default on any obligation for Debt, including any Subordinated Obligations, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Agent and Lenders in writing prior to the date hereof, Holdings, Borrower and other Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Holdings, Borrower or any other Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Holdings, Borrower or any other Subsidiary, has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12. SOLVENCY. As of the Closing Date and after giving effect to the transactions contemplated hereby, Holdings, Borrower and the Subsidiaries, on a consolidated basis, are and will be Solvent.

SECTION 3.13. HEALTHCARE MATTERS. Except as described on Schedule 3.13 hereto:

(a) Holdings, Borrower and the other Subsidiaries and to the best knowledge of Holdings, Borrower and their respective Subsidiaries, all of their respective officers, directors, employees, or agents acting in their capacity as such on behalf of Holdings, Borrower or its Subsidiaries, as applicable (“Personnel”) are in compliance in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of any Governmental Authority to which they are subject with respect to healthcare regulatory matters (including, without limitation, Sections 1128, 1128A and 1128B of the Social Security Act, as amended, 42 U.S.C. §§ 1320a-7, 7(a) and 7(b), including, without limitation, Criminal Penalties Involving

Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. § 1395nn (Prohibition Against Certain Physician Referrals), commonly referred to as the “Stark Law,” the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, the Federal TRICARE Statute, and the regulations issued pursuant thereto and all federal and state statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances) (collectively, “Healthcare Laws”). Holdings, Borrower and the other Subsidiaries maintain all records required to be maintained by the Food and Drug Administration, the Drug Enforcement Administration and each State Board of Pharmacy, to the extent such requirements apply to Holdings, Borrower and the other Subsidiaries, for the states in which Holdings, Borrower and the other Subsidiaries do business and the laws of all other applicable federal, state and local Governmental Authorities as required to be maintained by all other applicable Healthcare Laws. There are no presently existing circumstances which would result or would be reasonably likely to result in violations, in any material respect, of any applicable Healthcare Laws by Holdings, Borrower or the other Subsidiaries.

(b) None of Holdings, Borrower or any other Subsidiary or, to the best knowledge of Holdings, Borrower and their respective Subsidiaries, any of their respective Personnel have been convicted of, charged with or, to the best knowledge of Holdings, Borrower and their respective Subsidiaries, investigated for, a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense that would result in exclusion from participation in a Federal Health Care Program, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. None of Holdings, Borrower or any other Subsidiary or, to the best knowledge of Holdings, Borrower and their respective Subsidiaries, any of their respective Personnel is excluded or suspended from participation in any Federal Health Care Program, or is debarred, suspended or are otherwise ineligible to participate in such Federal Health Care Programs. None of Holdings, Borrower or any other Subsidiary or, to the best knowledge of Holdings, Borrower and their respective Subsidiaries, any of their respective Personnel has committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. To the best knowledge of Holdings, Borrower and their respective Subsidiaries, none of Holdings, Borrower or any other Subsidiary has since arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal or state program.

(c) There are no pharmaceutical or other products now being sold or distributed or services provided by Holdings, Borrower or any other Subsidiary that would require any approval of any Governmental Authority prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed or services provided by Holdings, Borrower and the other Subsidiaries and all products included in the inventory of Holdings, Borrower and the other Subsidiaries comply in all material respects with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed or such services are now being provided.

SECTION 3.14. PATRIOT ACT; OFAC.

(a) To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(b) No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries or Affiliates (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. No Loan Party nor any Affiliate thereof is a Person named on a list published by OFAC or is a person with whom dealings are prohibited under any OFAC regulations.

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated by this Agreement is subject to the fulfillment to Lenders’ and Agent’s satisfaction of all of the following conditions:

(a) Approval of Agent’s Counsel. All legal matters incidental to the execution of this Agreement shall be satisfactory to Agent’s counsel.

(b) Documentation. Agent and Lenders shall have received, in form and substance satisfactory to the Agent and the Lenders, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Borrower Corporate Resolution: Borrowing.

(iii)	Holdings and Other Corporate Loan Parties’ Joint Resolution: Continuing Guaranty and Third Party Collateral.

(iv)	Limited Liability Company Loan Parties’ Joint Resolutions: Continuing Guaranty and Third Party Collateral.

(v)	Loan Party Guaranty.

(vi)	Security Agreement.

(vii)	Pledge Company Consent by BHR.

(viii)	Reaffirmation of Guaranties by Michael T. Cartwright and Jerrod N. Menz.

(ix)	a favorable opinion of Bass, Berry & Sims PLC, counsel to Holdings, the Borrower and the Operating Subsidiaries, and a favorable opinion of Ballard Spahr LLP, special Nevada counsel to the Loan Parties incorporated or formed pursuant to Nevada law, addressed to the Agent and each Lender.

(x)	UCC-3 financing statements (amendment and/or assignment) with respect to the UCC-1 financings statements filed in connection with the Prior Credit Agreement, and UCC-1 financing statements, in each case, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem reasonably necessary or desirable in order to perfect or continue to perfect the liens created under the Security Agreement, covering the Collateral described in the Security Agreement.

(xi)	Secretary’s Certificate of Loan Parties (other than the Loan Parties who are natural persons) attaching thereto the organizational documents, resolutions and certificate of incumbency of the Loan Parties.

(xii)	Solvency Certificate.

(xiii)	Officer’s Certificate of the Borrower certifying that the conditions specified in Sections 4.2(a) and 4.2(b) have been satisfied.

(xiv)	Such other documents as Agent or any Lender may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Agent, in the financial condition or business of Holdings, Borrower, any Subsidiary or any guarantor hereunder, nor any material decline, as determined by Agent, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Holdings, Borrower, any Subsidiary or any such guarantor.

(d) Initial Reorganization Transactions; AAC Equity Transactions and BHR Preferred Equity Transactions. Each of the Initial Reorganization Transactions, the AAC Equity Transactions, the BHR Preferred Equity Transactions, and the redemption of the Existing BHR Preferred Equity shall have been consummated prior to or substantially concurrently with the Closing, in each case in form and substance acceptable to Agent and Required Lenders, and in accordance with the applicable Related Transaction Documents (except for waivers of conditions that are not adverse to the Lenders, in any material respect, or as otherwise approved in writing by the Agent and the Required Lenders), complete and accurate copies of which shall have been delivered to the Agent and the Lenders. The aggregate amount of cash consideration paid or payable by Holdings and its Subsidiaries in connection with the Initial Reorganization Transactions shall not exceed the lesser of $3,500,000 and the AAC Excess Equity Amount.

(e) Related Transaction Documents; Reliant Debt Documents. Agent and Lenders shall have received true, correct and complete copies of the Related Transaction Documents and the Reliant Debt Documents.

(f) Payment of Fees. Any fees required to be paid to the Agent and Lenders on or before the Closing Date (including the Amendment Fee under Section 2.4(c) and legal fees to Agent’s counsel) shall have been paid.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lenders to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Agent’s satisfaction of each of the following conditions:

(a) Compliance. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date, except (i) for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) that for the purposes of this Section 4.2, the representations and warranties contained in Section 3.5 shall be deemed to refer to the most recent financial statements described in Section 3.5 or furnished pursuant to Sections 5.3(a) or 5.3(b), as applicable.

(b) No Default or Event of Default. No Default or Event of Default shall exist or would result from such credit extension or from the application of the proceeds thereof.

(c) Documentation. Lenders and Agent shall have received all additional documents which may be required in connection with such extension of credit.

SECTION 4.3. LIMITED WAIVER.

(a) Upon satisfaction of the conditions set forth in Sections 4.1 and 4.2 on the Closing Date, Lenders hereby waive the Events of Default and Default existing under the Prior Credit Agreement and set forth on Annex C attached hereto with respect to the periods set forth on Annex C (the “Existing Defaults”).

(b) Without limiting the generality of the provisions of Section 9.6(b) of this Agreement, the waivers set forth above shall be limited precisely as written and relate solely to the Existing Defaults, in the manner and to the extent set forth above, and nothing in Section 4.3(a)

shall be deemed to: (i) constitute a waiver of compliance by the Borrower with respect to any other term, provision or condition of the Prior Credit Agreement, this Agreement or any other Loan Documents; or (ii) prejudice any right or remedy that Agent or any Lender may now have (except to the extent such right or remedy was based upon the Existing Defaults that will not exist after giving effect to this Section 4.3) or may have in the future under or in connection with this Agreement or any other Loan Documents.

SECTION 4.4. POST CLOSING COVENANTS.

(a) Stock Certificates; Membership Interest Certificates. Within 10 Business Days after the Closing Date, the Loan Parties shall deliver all certificates representing the pledged equity interests pledged under the Security Agreement (to the extent such equity interests are certificated) accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the pledged debt pledged under the Security Agreement indorsed in blank, it being understood that all equity interests of a Subsidiary that is a corporation shall be certificated.

(b) Insurance. Within 10 Business Days after the Closing Date, Borrower shall have delivered to Agent evidence of insurance coverage on all Holdings’, Borrower’s and each Subsidiary’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Agent, with loss payable and additional insured endorsements in favor of Agent.

(c) 2013 Audited Financial Statements. Within 10 Business Days after the Closing Date, Borrower shall have delivered to Agent audited financial statements of Borrower and its subsidiaries for the fiscal year ended on December 31, 2013 in compliance with Section 5.3(a).

(d) Release of Liens. Within 20 Business Days after the Closing Date, Borrower shall have delivered to Agent evidence showing the termination of the UCC-1 financing statements filed against ABTTC, Inc. by Primary Funding Corporation (filed on March 9, 2011) and by Strategic Funding Source, Inc. (filed on May 2, 2011).

(e) CRMS Joinder. Within 10 Business Days after the Closing Date, CRMS shall become a Guarantor and each of Holdings and Borrower shall, and shall cause CRMS to, deliver all of the agreements and documents required to be delivered under Section 5.12(a) in connection therewith.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and Borrower covenants that so long as Lenders remain committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated, excluding however contingent indemnification obligations for which no claim has been made) of Borrower to Agent or Lenders under any of the Loan Documents remain outstanding, and until payment in full of all obligations of the Loan Parties pursuant to the Loan Documents, each of Holdings and Borrower shall, and shall cause each of their respective Subsidiaries to, unless the Required Lenders otherwise consent in writing:

SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Agent, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 5.2. ACCOUNTING RECORDS. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Agent, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect their properties.

SECTION 5.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, provide to Agent and Lenders all of the following, in form and detail satisfactory to Agent:

(a) not later than 120 days after and as of the end of each fiscal year (except for the audited financial statements of Borrower and its Subsidiaries for the fiscal year ended on December 31, 2013, which shall be delivered pursuant to Section 4.4), an audited consolidated and consolidating financial statement of Holdings (or in the case of the 2013 financial statements, Borrower) and Subsidiaries, prepared by BDO USA, LLP (or other independent certified public accountants of nationally recognized standing or otherwise approved by the Agent, such approval not to be unreasonably withheld) (without a “going concern” or other qualification or exception, including any qualification or exception as to the scope of such audit; and with statements to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings (or in the case of the 2013 financial statements, Borrower) and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied), to include balance sheet, income statement and statement of cash flow, and within 30 days after filing, but in no event later than each November 15th, copies of Holdings’, Borrower’s and each Subsidiary’s filed federal income tax returns for such year;

(b) not later than 45 days after and as of the end of each of the first three fiscal quarters of each fiscal year, a consolidated and consolidating reviewed financial statement of Holdings and Subsidiaries, prepared by BDO USA, LLP (or other independent certified public accountants of nationally recognized standing or otherwise approved by the Agent, such approval not to be unreasonably withheld), to include balance sheet, income statement and statement of cash flow;

(c) contemporaneously with each annual and quarterly financial statement of Holdings and its Subsidiaries (and with respect to the fiscal year ended on December 31, 2013, Borrower and its Subsidiaries) required hereby, a certificate of the chief executive officer, president or chief financial officer of Holdings or Borrower, as applicable, in form and substance reasonably acceptable to Agent, stating that such financial statements are accurate and that there exists no Default or Event of Default, and setting forth the calculations for the financial covenants in Section 5.9 as of such fiscal quarter;

(d) not later than 15 days after and as of the end of each month, a borrowing base certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Agent, a list of the names and addresses of all Borrower’s and each other Company’s account debtors;

(e) not later than 120 days after and as of the end of each calendar year, a financial statement of each individual guarantor hereunder, prepared by such guarantor, to include assets, liabilities (direct and contingent), income, and expenses, and within 30 days after filing, but in no event later than each November 15th, copies of each such guarantor’s filed federal income tax returns for such year;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders (including preferred stock or unit holders) of Holdings, Borrower or any other Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the Securities and Exchange Commission (“SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto; and

(g) as promptly as practicable (but in any event not later than five (5) Business Days) after giving or receiving the same, copies of all notices, reports, financial statements, appraisals or other written information given to any holders of Subordinated Obligations in excess of $500,000 or the BHR Preferred Equity that are not otherwise provided to Agent and copies of all amendments, supplements or modifications to any documents evidencing any Subordinated Obligations, BHR Preferred Equity, other Disqualified Capital Stock or any Related Transaction Document;

(h) from time to time such other information as Agent or Required Lenders may reasonably request.

Documents required to be delivered pursuant to Section 5.3(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at its website address; or (ii) on which such documents are posted on Holdings’ or Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that (x) Borrower shall deliver paper copies of such documents to Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (y) Borrower shall notify Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.4. COMPLIANCE.

(a) Each of Holdings and Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of each of their businesses except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, comply with the provisions of all documents pursuant to which each of them is organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to each of them and/or each of their businesses except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries and their respective officers and employees and to the knowledge of Holdings or either Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Holdings or its Subsidiaries or any of their respective directors, officers or employees or (ii) to the knowledge of Holdings or either Borrower, any agent of Holdings or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5.5. INSURANCE. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, maintain and keep in force, for each business in which they are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Agent, and deliver to Agent from time to time at Agent’s request schedules setting forth all insurance then in effect.

SECTION 5.6. FACILITIES. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, keep all properties useful or necessary to each of their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except where failure to preserve or maintain any of the foregoing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Holdings, Borrower and Subsidiaries may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Holdings, Borrower and Subsidiaries have made provision, to Agent’s reasonable satisfaction, for eventual payment thereof in the event Holdings, Borrower or any Subsidiary is obligated to make such payment.

SECTION 5.8. LITIGATION. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, promptly give notice in writing to Agent of (a) any litigation, investigation, proceeding or suspension between Holdings, Borrower or any other Subsidiary and any Governmental Authority or (b) the commencement of, or any material development in, any litigation or proceeding affecting Holdings, Borrower or any other Subsidiary (i) in which the amount of damages sought from such party exceeds any applicable insurance coverage by $100,000 or (ii) in which injunctive or similar relief is sought.

SECTION 5.9. FINANCIAL CONDITION. Holdings shall maintain its financial condition on a consolidated basis with Subsidiaries as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Funded Debt to EBITDA for Holdings and its Subsidiaries (the “Leverage Ratio”), as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2014, determined on a rolling four (4) quarter basis, to be not greater than the ratio set forth opposite the applicable fiscal quarter below:

Any Fiscal Quarter Ending On or About	Maximum Leverage Ratio
March 31, 2014	4.50: 1.00

June 30, 2014	5.00: 1.00

September 30, 2014	4.75: 1.00

December 31, 2014 and thereafter	3.75: 1.00

For purposes hereof, “Funded Debt” means the Debt of Holdings and its Subsidiaries, on a consolidated basis, including, for avoidance of doubt, the BHR Preferred Equity.

For purposes hereof, “EBITDA” means for Holdings and its Subsidiaries on a consolidated basis, Consolidated Net Income, plus, without duplication, to the extent reducing Consolidated Net Income, (i) interest expense, (ii) depreciation expense, (iii) amortization expense, (iv) tax expense, (v) non-cash stock compensation, (vi) one-time legal and restructuring costs incurred in 2014 connection with the AAC Equity Transactions, the BHR Preferred Equity Transactions, the Initial Reorganization Transactions and the Holdings IPO in an amount not to exceed $2,500,000, (vii) one-time legal, accounting and other transaction costs incurred in connection with a Permitted Acquisition in 2014 or in any subsequent fiscal year in an aggregate amount not to exceed $200,000 in any fiscal year, (viii) one-time settlement costs paid on or about April 9, 2014, in connection with certain wage and settlement charges in California in an amount not to exceed $2,500,000, (ix) one-time restructuring costs incurred in 2013 in connection with the closing of the Leading Edge operations and the consolidation of call centers in an amount not to exceed $806,000, and (x) to the extent approved by the Agent in writing , other one-time and non-recurring charges.

(b) Fixed Charge Coverage Ratio not less than 1.25 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis.

For purposes hereof, “Fixed Charge Coverage Ratio” means for Holdings and its Subsidiaries, on a consolidated basis, (x) the aggregate of EBITDA (as defined above) minus (1) 100% of Capital Expenditures during such period, minus (2) Restricted Payments made by Holdings or Borrower or BHR to its equity holders during such period (without duplication), excluding any Restricted Payments in connection with the Initial Reorganization Transactions paid on the Closing Date that are permitted hereunder, minus (3) total amount of Permitted Acquisitions made during such period divided by (y) the aggregate of total interest expense for such period plus scheduled debt amortization or maturity payments or redemptions for such period, excluding, however, for purposes of this clause (y), the Reliant Debt to the extent repaid with the proceeds of the Holdings IPO.

(c) Each of net revenues and EBITDA of Holdings and its Operating Subsidiaries as of the end of each fiscal quarter determined on a rolling four (4) quarter basis of not less than eighty-five percent (85%) of the net revenues and EBITDA of Holdings and its Operating Subsidiaries as of the immediately preceding fiscal quarter determined on a rolling four (4) quarter basis.

(d) On and as of July 14, 2014, the sum of (i) unrestricted cash and cash equivalents of Holdings and its Operating Subsidiaries (determined in a manner consistent with the most recent consolidated balance sheet of Holdings and its Subsidiaries) and (ii) the amount, if any, of unfunded commitments of Alcentra to provide the Alcentra Subordinated Debt under the Alcentra Subordinated Note Documents to the extent there is no event of default or other condition to funding that is not satisfied thereunder and Holdings, Borrower and the applicable Subsidiary shall have the ability to obtain such investments from Alcentra on such date, shall be no less than $9,000,000.

SECTION 5.10. NOTICE TO LENDERS. Each of Holdings and Borrower shall, and shall cause each Subsidiary to, promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Agent in reasonable detail of: (a) the occurrence of any Event of Default or any Default; (b) any change in the name or the organizational structure of Holdings, Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Holdings, Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Holdings’, Borrower’s or any Subsidiary’s property in excess of an aggregate of $500,000.00.

SECTION 5.11. INTEREST RATE HEDGING. Each of Holdings and Borrower shall cause the applicable Real Estate Subsidiaries to enter into one or more interest rate swap agreements (which, for avoidance of doubt, shall not include an interest rate cap arrangement) reasonably acceptable to Agent to cover a notional amount of the principal amount of the Real Estate Subsidiary Debt outstanding on the Closing Date (excluding any Real Estate Subsidiary Debt incurred to acquire the outpatient centers located in Las Vegas, Nevada and Dallas, Texas on or about the Closing Date) with swaps providers acceptable to Agent, in its sole discretion, and providing for the counterparty thereto to make payments thereunder for the full term of the applicable Real Estate Subsidiary Debt and shall maintain in full force and effect the interest rate hedge agreements for the full term of the applicable Real Estate Subsidiary Debt; provided that (a) Concorde Real Estate, LLC shall enter into such Swap Agreements with respect to its Real Estate Subsidiary Debt within 90 days from the Closing Date; (b) Greenhouse Real Estate, LLC shall enter into such Swap Agreements with respect to its Real Estate Subsidiary Debt within 90 days from the Closing Date , and (c) The Academy Real Estate, LLC shall enter into such Swap Agreements with respect to its Real Estate Subsidiary Debt by December 31, 2014.

SECTION 5.12. ADDITIONAL SUBSIDIARIES; FURTHER ASSURANCES.

(a) If requested by Agent or Required Lenders in its or their sole discretion, Holdings and Borrower shall, at the time that any Loan Party forms any direct or indirect Operating Subsidiary or acquires any direct or indirect Operating Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), (i) cause such new Operating Subsidiary to become a Subsidiary Guarantor by delivering to Agent a joinder to the Loan Party Guaranty and a joinder to the Security Agreement, and deliver all other Loan Documents, agreements and certificates requested by Agent, in each case, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant to Agent a first priority lien in and to the assets of such newly formed or acquired Operating Subsidiary), and (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Operating Subsidiary in form and substance reasonably satisfactory to Agent.

(b) Each of Holdings and Borrower will, and will cause the other Loan Parties to, promptly deliver to the Agent such security agreements, pledge agreements, control agreements, mortgages, leasehold mortgages, and other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements) as Agent or the Required Lenders may reasonably request to: (i) grant, perfect, maintain, protect and evidence security interests in favor of the Agent, for the benefit of the Secured Parties, in any or all Collateral; and (ii) otherwise establish, maintain, protect and evidence the rights provided to the Agent, for the benefit of the Secured Parties, pursuant to the Security Documents. Without limiting the generality of the foregoing, each of Holdings and Borrower will, and will cause the other Loan Parties to, promptly deliver to the Agent, upon request by Agent or the Required Lenders, such deeds of trust, mortgages, leasehold mortgages and other agreements and documents to grant, perfect, maintain, project and evidence security interests in favor of the Agent, for the benefit of the Secured Parties, in the real estate owned or leased by such Loan Party.

(c) If any Immaterial Subsidiary shall have not been dissolved or merged with and into another Subsidiary that is a Loan Party on or prior to December 31, 2014 or shall own any assets or operate any business, each of Holdings and Borrower shall (i) cause such Immaterial Subsidiary to become a Subsidiary Guarantor by delivering to Agent a joinder to the Loan Party Guaranty and a joinder to the Security Agreement, and deliver all other Loan Documents, agreements and certificates requested by Agent, in each case, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant to Agent a first priority lien in and to the assets of such Immaterial Subsidiary). Upon delivery of Loan Documents pursuant to this Section 5.12(c), such Immaterial Subsidiary shall become an Operating Subsidiary.

(d) In the event the Holdings IPO occurs, Holdings and Borrower shall cause the Borrower Merger and the Holdings Contribution to occur concurrently therewith or promptly thereafter.

(e) The Borrower shall not (and Holdings shall not permit the Borrower to) consummate the Borrower Conversion unless all of the following requirements are met:

(i) no less than fifteen (15) Business Days prior to the proposed closing date of the Borrower Conversion, the Borrower shall have delivered written notice to Agent, which notice shall include the proposed closing date of the Borrower Conversion;

(ii) the Borrower shall have certified on or before the closing date of the Borrower Conversion, in writing and in a form reasonably acceptable to Agent, that the Borrower Conversion has been approved by and board of directors of Borrower and all other necessary consent by shareholders and all other Persons;

(iii) no later than five (5) Business Days prior to the proposed closing date of the Borrower Conversion, to the extent requested by Agent, the Borrower shall have delivered to Agent promptly upon the finalization thereof copies of substantially final definitive documentation for the Borrower Conversion, including the proposed operating agreement for Borrower, each of such definitive documentation shall be in form and substance reasonably satisfactory to Agent and the Required Lenders;

(iv) no Event of Default or Default shall have occurred and be continuing both before and after giving effect to the Borrower Conversion;

(v) the Borrower shall have executed and delivered, concurrently with the closing of the Borrower Conversion, all amendments to Loan Documents and all other Loan Documents, agreements and certificates requested by Agent, in each case, all in form and substance reasonably satisfactory to Agent (including being sufficient to continue the first priority lien in and to the assets of the Borrower granted to Agent);

(vi) Agent and the Lenders shall have received a favorable opinion of the counsel to the Borrower, and a favorable opinion of special Nevada counsel to the Borrower, addressed to the Agent and each Lender, in form and substance reasonably satisfactory to Agent and the Required Lenders; and

(vii) the Borrower shall provide such other documents and other information as may be reasonably requested by Agent in connection with the Borrower Conversion.

(f) Any document, agreement, or instrument executed or issued pursuant to this Section 5.12 shall constitute a Loan Document.

SECTION 5.13. OPERATING ACCOUNTS. On and after July 14, 2014, Holdings and Borrower shall, and shall cause their respective Subsidiaries to, maintain all of Holdings’, Borrowers and their Subsidiaries’ operating and other deposit accounts and securities/investment accounts with Wells Fargo and its Affiliates; provided, that Holdings, Borrower and their Subsidiaries may have bank accounts with any other financial institutions so long as the average daily balance of all amounts in such accounts, in the aggregates, shall not exceed $75,000. All of the operating and other deposit accounts and securities/investment accounts of Holdings, Borrower and their respective Subsidiaries at any financial institutions (other than Wells Fargo and its Affiliates) as of the Closing Date are set forth on Schedule 5.13, and none of Holdings, Borrower and their Subsidiaries shall open any new bank account with any financial institution (other than Wells Fargo, National Association and its Affiliates) without providing at least five (5) Business Days prior written notice to Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings and Borrower further covenants that so long as Lenders remain committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated, excluding however contingent indemnification obligations for which no claim has been made) of Borrower to Agent or Lenders under any of the Loan Documents remain outstanding, and until payment in full of all obligations of the Loan Parties under the Loan Documents, neither Holdings nor Borrower will, or will permit any Subsidiary to, without Required Lenders’ prior written consent:

SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article 1 hereof, it being understood that no such proceeds shall be loaned, advanced, invested or otherwise transferred to BHR or any other Real Estate Subsidiary without the prior written consent of the Required Lenders.

SECTION 6.2. CAPITAL EXPENDITURES. Make any Capital Expenditures in any fiscal year in excess of an aggregate of $3,000,000 for Holdings, Borrower and their respective Subsidiaries.

SECTION 6.3. LEASE EXPENDITURES. Incur operating lease expense payable to any Person (other than any real estate lease payment payable by Borrower or any Operating Subsidiary to a Real Estate Subsidiary) in any fiscal year in excess of an aggregate of $175,000.00 for Holdings and each Operating Subsidiary combined.

SECTION 6.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Debt, except (a) the liabilities of Holdings and Subsidiaries to Agent and the Lenders under the Loan Documents, (b) the Real Estate Subsidiary Debt, (c) the BHR Preferred Equity outstanding on the Closing Date and any BHR Preferred Equity issued after the Closing Date; provided that, in the case of any such issuance after the Closing Date, no Default or Event of default shall have occurred and be continuing and Holdings and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 5.9 hereof, (d) Existing Subordinated Debt of Borrower so long as, in each case, no Alcentra Subordinated Debt has been issued; provided that the Existing Subordinated Debt payable to Michael Blackburn and James D. Bevell, Jr. may remain outstanding, (e) Permitted Purchase Money Indebtedness, (f) the Reliant Debt as in effect on the Closing Date; provided, that the Reliant Debt shall be paid in full concurrently with the consummation of the Holdings IPO, (g) any other Debt of Holdings and Subsidiaries existing as of the Closing Date, and listed on Schedule 6.4 attached hereto, (h) borrowings hereafter by an Operating Subsidiary from Borrower in the ordinary course of business, (i) so long as no Default or Event of Default shall have occurred and be continuing both before and after giving effect thereto, Holdings, Borrower and their Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 5.9 and the Alcentra Subordinated Note Documents are in form and substance acceptable to Agent and the Required Lenders, the Alcentra Subordinated Debt, (j) unsecured borrowings hereafter by Borrower or any Subsidiary of Borrower from other lenders so long as the outstanding principal balance of borrowings by Borrower and each Subsidiary from such other lenders, presently existing or hereafter arising, do not exceed $100,000.00 in the aggregate at any time for Borrower and each Subsidiary combined and (k) the Holdings Note.

SECTION 6.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of any of their businesses as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Holdings’ or any Subsidiary’s assets except (a) Permitted Acquisitions, (b) the consummation of the Initial Reorganization Transactions and the Borrower Merger, in each case in form and substance satisfactory to Agent, (c) subject to Section 5.12(d), in the event the Holdings IPO occurs, Holdings and Borrower shall cause the Borrower Merger to occur concurrently therewith or promptly thereafter after which the Borrower may convert to a Nevada limited liability company, which conversion shall be permitted by this Agreement subject to the requirements in Sections 5.12(d) and 5.12(e) (such conversion, the “Borrower Conversion”), (d) in the event the Holdings IPO occurs, the Holdings Contribution and (e) any Immaterial Subsidiary may be merged out of existence or liquidate, wind up its affairs or dissolve. Notwithstanding anything to the contrary in the foregoing, this Section 6.5 shall not be deemed to prohibit the exercise of remedies by Alcentra with respect to the BHR Preferred Equity pursuant to Section 9.9(e)(v) of the BHR Operating Agreement after the occurrence and during the continuation of an event of default thereunder after the expiration of the applicable grace period and standstill period thereunder; provided that Agent shall have received not less than ten (10) Business Days prior written notice thereof, it being understood that, in the event that Alcentra is subject to a standstill period with respect to the exercise of any such remedies, Alcentra may send such notice to Agent before the termination of the applicable standstill period.

SECTION 6.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of the Secured Parties under the Loan Documents, (b) guaranties by Holdings, Borrower or BHR with respect to the Real Estate Subsidiary Debt, (c) subject to the Alcentra Intercreditor Agreement, guaranties by Holdings and the Operating Subsidiaries of the Alcentra Subordinated Debt permitted by Section 6.4(i), (d) unsecured guaranties by Holdings and the Operating Subsidiaries of Debt permitted by Section 6.4(j), (e) an unsecured guaranty by Borrower of the Reliant Debt and (f) as otherwise listed on Schedule 6.6 attached hereto.

SECTION 6.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) investments in cash and cash equivalents, (b) any of the foregoing existing as of the Closing Date and listed on Schedule 6.7, (c) loans made hereafter by Borrower to an Operating Subsidiary in the ordinary course of business, (d) Permitted Acquisitions, (e) equity investments by BHR in its Real Estate Subsidiaries made with the proceeds of the BHR Preferred Equity and (f) the Holdings Note.

SECTION 6.8. RESTRICTED PAYMENTS; BONUS PAYMENTS.

(a) Make any Restricted Payments; provided however, that (i) any Subsidiary of Borrower may pay cash dividends or distributions to Borrower or any other Subsidiary of Borrower that owns equity interests in such Subsidiary, (ii) BHR may make cash payments when due (and non-cash payments in the form of the capitalization of the “Preferred Return” described in clause (iv) of the definition of Event of Default under the BHR Operating Agreement) to the holders of the BHR Preferred Equity in respect of the BHR Preferred Equity in accordance with, and to the extent expressly required and permitted under the BHR Operating Agreement, (iii) certain Restricted Payments may be paid in connection with the Initial Reorganization Transactions and the Borrower Merger as set forth on Schedule 6.8 attached hereto, and (vi) concurrently with the consummation of the Borrower Merger, so long as there is no Default or Even of Default that have occurred and be continuing both before and after giving effect thereto, the Borrower may make a dividend or other distribution to Holdings in an amount equal to the outstanding principal amount of the Holdings Note plus accrued and unpaid interest thereon, which amount shall be used by Holdings solely to pay off the Holdings Note in full.

(b) Notwithstanding anything to the contrary in this Agreement, Holdings and Borrower will not, and will not permit any Subsidiary to, pay the accrued bonuses to their officers for the fiscal year ending on December 31, 2013, which accrued bonuses shall not exceed $1,500,000 in the aggregate, unless and until the Holdings IPO is consummated.

SECTION 6.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Holdings’, Borrower’s or any other Subsidiary’s assets now owned or hereafter acquired, except Permitted Liens.

SECTION 6.10. TRANSACTIONS WITH AFFILIATES. Directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Holdings, Borrower or any of its Subsidiaries, including any transactions between Holdings, Borrower and any Operating Subsidiary on the one hand, and any Real Estate Subsidiary on the other hand, except for: (a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) that are no less favorable, taken as a whole, to Holdings or its Subsidiaries, including each applicable Operating Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; (b) customary indemnity provided for the benefit of officers and directors (or comparable managers) of Holdings or its applicable Subsidiaries; and (c) transactions permitted by Section 6.3, 6.4(c), 6.4(k), 6.6, 6.7 or 6.8.

SECTION 6.11. RESTRICTIVE AGREEMENTS. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, Borrower or any other Subsidiary to create, incur or permit to exist any lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its equity interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Debt of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions applicable to BHR or its Real Estate Subsidiaries imposed under Section 8.9 of the BHR Operating Agreement and (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt of any Real Estate Subsidiary permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and such Real Estate Subsidiary.

SECTION 6.12. PREPAYMENTS AND AMENDMENTS. (a) Except in connection with refinancing of Debt permitted by Section 6.4, optionally prepay, redeem, defease, purchase, or otherwise acquire any Debt of Holdings, Borrower or its Subsidiaries, other than (w) the indebtedness and other obligations under the Loan Documents or the Real Estate Subsidiary Debt, (x) intercompany Debt among Borrower and its Operating Subsidiaries in the ordinary course of business, (y) prepayment in full of the Existing Subordinated Debt with the proceeds of the Alcentra Subordinated Debt (excluding, however, the Existing Subordinated Debt payable to Michael Blackburn and James D. Bevell, Jr. which may remain outstanding) and (z) payment in full of the Holdings Note concurrently with the consummation of the Borrower Merger; or (b) make any payment on account of any subordinated debt of any Loan Party if such payment is not permitted at such time under the subordination terms and conditions, including, in the case of any Alcentra Subordinated Debt, the Alcentra Intercreditor Agreement; or (c) amend or otherwise modify the governing documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Lenders, in any material respect, or (d) amend or otherwise modify the BHR Operating Agreement (x) to increase or otherwise modify in any manner adverse to Holdings or any of its Subsidiaries (including BHR) any dividend, redemption, put or other payment obligation with respect to the BHR Preferred Equity, or (y) to increase or otherwise modify in a manner adverse to Holdings or any of its Subsidiaries (including BHR) any other obligation of BHR or any of its Affiliates under the BHR Operating Agreement or (z) to amend or otherwise modify the BHR Operating Agreement if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Lenders; or (e) amend or otherwise modify the Holdings Note, any Reliant Debt Document or any documents evidencing Subordinated Obligations, except, in the case of the Alcentra Subordinated Debt, the Alcentra Intercreditor Agreement.

SECTION 6.13. HOLDINGS AS HOLDING COMPANY. Notwithstanding anything to the contrary in this Agreement, Holdings will not incur any Debt or other liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than the equity interests of Borrower) or engage itself in any operations or business, except in connection with its ownership of Borrower, its rights and obligations under the Loan Documents, customary obligations incidental to its existence, ownership of the equity interests in the Borrower, the issuance of its equity interests to its equity holders and liabilities imposed by law (including liabilities in respect of taxes); provided that Holdings may consummate the Initial Reorganization Transactions and, following or concurrently with the Holdings IPO, the Borrower Merger and the Holdings Contribution.

SECTION 6.14. REAL ESTATE SUBSIDIARIES. Notwithstanding anything to the contrary in this Agreement:

(a) Borrower will not permit BHR to incur any Debt or other liabilities, own or acquire any assets (other than the equity interests of its Subsidiaries) or engage itself in any operations or business, except in connection with its ownership of its Subsidiaries and its rights and obligations under the Real Estate Subsidiary Debt or the BHR Preferred Equity, customary obligations incidental to its existence, ownership of the equity interests in its Subsidiaries, the issuance of its equity interests to its equity holders and liabilities imposed by law (including liabilities in respect of taxes).

(b) Borrower will not permit any Real Estate Subsidiary (other than BHR) to incur any Debt or other liabilities (other than the Real Estate Subsidiary Debt and related liabilities permitted under this Agreement), own or acquire any assets (other than the real estate and related assets that it currently owns or hereafter acquires) or engage itself in any operations or business, except in connection with its rights and obligations under the Real Estate Subsidiary Debt or its rights and obligations in connection with the real estate that it owns (including any lease agreements related thereto).

SECTION 6.15. ACCOUNTING CHANGES. None of Holdings, the Borrower or any of their respective Subsidiaries shall change (i) its fiscal year (currently ending on December 31 of each calendar year) or (ii) its accounting practices except as required or permitted by GAAP.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Agent or Lenders in connection with, or any representation or warranty made by Holdings, Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in any other clause of this Section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; provided, however, that a default under Sections 4.4 or 5.9 or Article VI shall not be subject to such cure period.

(d) (i) Holdings, Borrower, or any Subsidiary shall (A) default in making any payment of any principal of any Debt (including any guarantee obligation, but excluding the Loans) on the due date with respect thereto and beyond the period of grace, if any; or (B) default in making any payment of any interest on any such Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or (in the case of any such Debt constituting a guarantee obligation) to become payable; or (ii) any Disqualified Equity Interests of Holdings, Borrower or any Subsidiary shall be payable or otherwise be required to be paid; provided that, except for with respect to any Real Estate Subsidiary Debt, a default, event or condition described in clauses (i) or (ii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described therein shall have occurred and be continuing with respect to Debt the outstanding principal amount of which and, with respect to any such Disqualified Equity Interests, the required payments described in clause (ii) above, exceeds in the aggregate $500,000 or such Debt constitutes Real Estate Subsidiary Debt owed to a Lender or an Affiliate of a Lender; or (ii) a default by a Holdings, Borrower, or any Subsidiary shall occur under any contractual obligation of such party, which default results in the termination of one or more material agreements, instruments or undertakings to which Holdings, Borrower, or any Subsidiary is a party and which termination(s) reasonably could be expected to have a Material Adverse Effect.

(e) (i) Holdings, Borrower, or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Holdings, Borrower, or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, Borrower, or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, Borrower, or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, Borrower, or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(f) one or more judgments or decrees shall be entered against Holdings, Borrower, or any Subsidiary involving in the aggregate liabilities (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and (x) all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or (y) enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g) Unless otherwise permitted by this Agreement, the dissolution or liquidation of Holdings, Borrower or any Subsidiary if a corporation, partnership, joint venture or other type of entity; or, unless otherwise permitted by this Agreement, Holdings, Borrower or any Subsidiary, or, any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Holdings, Borrower or such Subsidiary.

(h) Any Change of Control occurs.

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party party thereto or any Loan Party or any such Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

(j) Any subordination agreements governing any Subordinated Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or send termination notice or otherwise deny that it has any further liability or obligation thereunder, or the obligations of the Loan Parties under the Loan Documents, for any reason shall not have the priority contemplated by this Agreement or such subordination agreements.

SECTION 7.2. REMEDIES. (a) Upon the occurrence of any Event of Default described in Section 7.1(e), the Line of Credit shall immediately terminate and all indebtedness and other obligations of Borrower and the other Loan Parties under the Loan Documents, with accrued interest thereon, shall automatically become due and payable and (b) upon the occurrence of any other Event of Default, any term thereof to the contrary notwithstanding, shall at Agent’s or Required Lenders’ option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower and the obligation, if any, of any Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate. In addition to the foregoing, upon the occurrence of any Event of Default, Agent shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Agent may be exercised at any time by Agent and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

THE AGENT

SECTION 8.1. AUTHORIZATION AND ACTION.

(a) Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) The Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.1(a) for purposes of holding or enforcing any lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder and hereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article 8 as if set forth in full herein with respect thereto.

SECTION 8.2. AGENT’S RELIANCE, ETC. None of the Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Loan Parties or to inspect the property (including the books and records) of the Loan Parties or any of their Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.3. WELLS FARGO AND AFFILIATES. With respect to its commitments and Loans hereunder, Wells Fargo Bank, National Association (“Wells Fargo”), shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in its individual capacity. Wells Fargo and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Loan Parties, their Subsidiaries and any Person who may do business with or own securities of any Loan Party, all as if Wells Fargo were not the Agent and without any duty to account therefor to the Lenders.

SECTION 8.4. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.5. INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably in accordance with their respective pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 8.6. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.7. COLLATERAL MATTERS.

(a) The Agent is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Loan Document which may from time to time be necessary to perfect and maintain perfected liens granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Agent to release (and to execute and deliver such documents, instruments and agreements as the Agent may deem necessary to release) any lien granted to or held by the Agent upon any Collateral (i) upon (A) termination of all commitments of all Lenders hereunder, and (B) the payment in full of all Loans and all other obligations payable under this Agreement and under the other Loan Documents; (ii) constituting property of any Loan Party which is sold, transferred or otherwise disposed of in connection with any transaction permitted by this Agreement or the Loan Documents; (iii) consisting of an instrument, if the Debt evidenced thereby has been paid in full; or (iv) if approved or consented to by those of the Lenders required by Section 9.6(b).

(c) The Lenders irrevocably authorize the Agent to release (and to execute and deliver such documents, instruments and agreements as the Agent may deem necessary to release) any Guarantor (other than Holdings) from its obligations under the applicable Guaranty if such Person ceases to be an Operating Subsidiary as a result of a transaction permitted under the Loan Documents.

(d) Upon request by the Agent, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral or Guaranty pursuant to this Section 8.7.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. NO WAIVER. No delay, failure or discontinuance of Agent or any Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Agent or any Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 9.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

HOLDINGS:	AAC HOLDINGS, INC.
Attention: Kirk Manz (kirkm@FORTERUS.COM)
115 East Park Drive, Suite 100
Brentwood, Tennessee 37027

with a copy to:

AAC HOLDINGS, INC.
Attention: Kathryn Sevier Phillips
(ksphillips@ContactAAC.com)
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027

BORROWER:	AMERICAN ADDICTION CENTERS, INC.
Attention: Kirk Manz (kirkm@FORTERUS.COM)
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027

with a copy to:

AMERICAN ADDICTION CENTERS, INC.
Attention: Kathryn Sevier Phillips
(ksphillips@ContactAAC.com)
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027

AGENT AND INITIAL LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION
5901 Priestly Drive, 1st Floor, Suite 130
Carlsbad, California 92008

LENDERS	To the applicable Lenders’ addresses set forth in the applicable assignment and assumption or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 9.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Agent and each Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by Agent and the Lenders in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Agent’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Agent’s or Lenders’ rights and/or the collection of any amounts which become due to Agent or Lenders under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Agent, any Lender or any other person) relating to Borrower or any other person or entity.

SECTION 9.4. INDEMNITY. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Agent and each Lender, and the shareholders, officers, directors, employees and agents of the Agent and each Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys’ fees and costs and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against any Loan Party (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Persons. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

SECTION 9.5. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that neither Holdings nor Borrower may assign or transfer its interests or rights hereunder without Agent’s and Lenders’ prior written consent. Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and benefits under each of the Loan Documents. In connection therewith, Agent or such Lender may disclose all documents and information which Agent or such Lender now has or may hereafter acquire relating to any credit subject hereto, Holdings or its business, Borrower or its business, and Subsidiary or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 9.6. ENTIRE AGREEMENT; AMENDMENT.

(a) This Agreement and the other Loan Documents constitute the entire agreement between Holdings, Borrower, Agent and the Lenders with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.

(b) No amendment or waiver of any provision of the Loan Documents nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) waive any of the conditions specified in Section 4.1, (ii) increase the commitment of such Lender hereunder or subject such Lender to any additional obligations, (iii) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (v) amend this Section 9.6(b), (vi) release all or substantially all of the Collateral unless otherwise permitted by Section 8.7 or (vii) release all or substantially all of the Guaranties; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any other Loan Document.

SECTION 9.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 9.8. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

SECTION 9.9. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 9.10. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 9.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 9.12. NO NOVATION; AMENDMENT AND RESTATEMENT. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the indebtedness or any other obligations under the Prior Credit Agreement. All loans made and obligations incurred under the Prior Credit Agreement which are outstanding on the Closing Date shall continue as loans and obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Upon this Agreement becoming effective pursuant to Sections 4.1 and 4.2 on the Closing Date, (a) all terms and conditions of the Prior Credit Agreement and any other Loan Documents executed and delivered pursuant thereto, as amended by this Agreement and the other Loan Documents being executed and delivered in connection herewith, shall be and remain in full force and effect, as so amended; and (b) the terms and conditions of the Prior Credit Agreement shall be amended as set forth herein and, as so amended, the Prior Credit Agreement shall be restated in its entirety.

SECTION 9.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 9.14. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral: Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Holdings:

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
	Name:	Michael T. Cartwright
	Title:	Chief Executive Officer

Borrower:

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
	Name:	Michael T. Cartwright
	Title:	Chief Executive Officer

Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Alan Prohaska
Name:	Alan Prohaska
Title:	Vice President

Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Alan Prohaska
Name:	Alan Prohaska
Title:	Vice President

Annex A

Line of Credit Commitment

Line of Credit Lender	Line of Credit Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$15,000,000	100%

TOTAL	$15,000,000	100%

Annex B

Part B – Operating Subsidiaries

Forterus Health Care Services, Inc.

ABTTC, Inc.

B&B Holdings Intl LLC

Greenhouse Treatment Center, LLC

San Diego Addiction Treatment Center, Inc.

FitRx, LLC

Concorde Treatment Center, LLC

AAC Las Vegas Outpatient Center, LLC

AAC Dallas Outpatient Center, LLC

Addiction Labs of America, LLC

Parallax Center, LLC

Singer Island Recovery Center LLC

Leading Edge Recovery Center, LLC

Part C – Real Estate Subsidiaries

Behavioral Healthcare Realty, LLC

Greenhouse Real Estate, LLC

The Academy Real Estate, LLC

Concorde Real Estate, LLC

Annex C

Existing Defaults

1.	Defaults and Events of Default under Sections 4.9(a) and (c) of the Prior Credit Agreement for the fiscal quarters of the Borrower ended on December 31, 2013 and March 31, 2014.

2.	Defaults and Events of Default under Section 5.2 of the Prior Credit Agreement as a result of the incurrence of capital expenditures for the fiscal year ending on December 31, 2013 and all of the prior periods that were not permitted under Section 5.2 of the Prior Credit Agreement.

3.	Defaults and Events of Default under Section 5.3 of the Prior Credit Agreement as a result of the incurrence of operating lease expenses for the fiscal year ending on December 31, 2013 and all of the prior periods that were not permitted under Section 5.3 of the Prior Credit Agreement.

4.	Defaults and Events of Default under with Section 5.4 of the Prior Credit Agreement as a result of the incurrence of (i) the Existing Subordinated Debt and (ii) certain other unsecured Debt and capital leases not to exceed $1,500,000.

Schedule 3.1

Subsidiaries, Shareholders, Managers and Other Equity Holders

No.	Legal Entity Name and “Doing Business As” Name	Shareholder(s)/Member(s) of Legal Entity	Manager(s), if applicable	Stock / Membership Interests %
	PARENT
1.	AAC Holdings, Inc.	[See Separate Chart]	n/a	[See Separate Chart ]
	SUBSIDIARIES – CORPORATIONS
2.	American Addiction Centers, Inc.	[See Separate Chart]	n/a	[See Separate Chart ]
3.	ABTTC, Inc.	American Addiction Centers, Inc.	n/a	1,000/1,000 Shares
4.	Forterus Health Care Services, Inc.	American Addiction Centers, Inc.	n/a	5,000/5,000 Shares
5.	San Diego Addiction Treatment Center, Inc.	American Addiction Centers, Inc.	n/a	1,500/1,500 Shares
	SUBSIDIARIES – LIMITED LIABILITY COMPANIES
6.	AAC Dallas Outpatient Center, LLC	American Addiction Centers, Inc.	n/a	100%
7.	AAC Las Vegas Outpatient Center, LLC	American Addiction Centers, Inc.	n/a	100%
8.	Addiction Labs of America, LLC	American Addiction Centers, Inc.	n/a	100%
9.	B&B Holdings Intl LLC	American Addiction Centers, Inc.	Michael T. Cartwright Jerrod N. Menz	100%
10.	Concorde Treatment Center, LLC d/b/a Desert Hope Center	American Addiction Centers, Inc.	Michael T. Cartwright Jerrod N. Menz	100%
11.	Fitrx, LLC	American Addiction Centers, Inc.	n/a	100%
12.	Greenhouse Treatment Center, LLC	American Addiction Centers, Inc.	Michael T. Cartwright Jerrod N. Menz	100%
13.	Hamilton Medically Assisted Treatment Associates, LLC	B&B Holdings Intl LLC	Michael T. Cartwright Jerrod N. Menz	100%
14.	Leading Edge Recovery Center, LLC	B&B Holdings Intl LLC	Michael T. Cartwright Jerrod N. Menz	100%
15.	Parallax Center, LLC	American Addiction Centers, Inc.	n/a	100%
16.	Singer Island Recovery Center LLC	B&B Holdings Intl LLC	Michael T. Cartwright Jerrod N. Menz	100%
17.	The Heights Supportive Housing, LLC	B&B Holdings Intl LLC	n/a	100%
	BHR
18.	Behavioral Healthcare Realty, LLC (Common Units)	AAC Holdings, Inc.	Michael T. Cartwright	100%
19.	Behavioral Healthcare Realty, LLC (Existing BHR Preferred Equity)	[See Separate Chart]	Michael T. Cartwright	[See Separate Chart ]
20.	Concorde Real Estate, LLC	Behavioral Healthcare Realty, LLC	Michael T. Cartwright	100%
21.	Greenhouse Real Estate, LLC	Behavioral Healthcare Realty, LLC	Michael T. Cartwright	100%
22.	The Academy Real Estate, LLC	Behavioral Healthcare Realty, LLC	n/a	100%
	CRMS
23.	Clinical Revenue Management Services, LLC	AAC Holdings, Inc.	n/a	100%

Schedule 3.1

Subsidiaries, Shareholders, Managers and Other Equity Holders

Stockholders of AAC Holdings, Inc. as of April 15, 2014

Stockholder	Shares	% of Outstanding
MICHAEL CARTWRIGHT	2,515,424	25.8%
JERROD MENZ	2,161,927	22.2%
LUCIUS BURCH III	669,381	6.9%
JERROD MENZ IRREVOCABLE FAMILY TRUST UAD 12/20/12	607,533	6.2%
MICHAEL T CARTWRIGHT IRREVOCABLE FAMILY TRUST UAD 12/20/12	607,533	6.2%
TINA CARTWRIGHT IRREVOCABLE FAMILY TRUST UAD 12-20-2012	607,533	6.2%
VICTORIA MENZ IRREVOCABLE FAMILY TRUST UAD 12/20/12	607,533	6.2%
JERRY BOSTELMAN	374,969	3.9%
KIRK MANZ	332,844	3.4%
DAVID KLOEPPEL & ANN KLOEPPEL TIC	121,507	1.2%
BRAD BLEVINS	104,905	1.1%
ROBERT H SPRAIN JR	77,792	0.8%
TINA F. CARTWRIGHT	74,572	0.8%
VICTORIA MENZ	74,572	0.8%
MICHAEL BLACKBURN	72,355	0.7%
ZYCRON INC	60,753	0.6%
JAY M HOLLOMON	56,150	0.6%
ROGER M FINLEY	49,813	0.5%
BRIAN WALLER	45,024	0.5%
CANTERBURY INDEMNITY, INC.	39,184	0.4%
CLARENCE ELCAN	36,021	0.4%
RICHARD ELLIOT RAGSDALE	34,090	0.4%
MARK SMITH & MELISSA SMITH JT TEN	33,899	0.3%
KATHRYN SEVIER PHILLIPS	32,585	0.3%
JOSEPH E MAXWELL	31,744	0.3%
JAY M. HOLLOMON AND MEREDITH G. HOLLOMON, THE HOLLOMON REVOCABLE LIVING TRUST	31,347	0.3%
RANDALL HARNESS	28,718	0.3%
CANDANCE HENDERSON-GRICE	26,241	0.3%
MICHAEL A. CARTER, SR.; PAMELA L. CARTER	23,510	0.2%
WILLIAM ADKINS	23,418	0.2%
ANDREW L SAUL & LAURA P SAUL JT TEN	19,987	0.2%
DARRELL S. FREEMAN; GLORIA FREEMAN	19,592	0.2%
MILAN INVESTMENT GROUP, LLC	15,673	0.2%
SNB INVESTMENTS	15,384	0.2%
STEPHEN PRINCE	15,000	0.2%

Schedule 3.1

Subsidiaries, Shareholders, Managers and Other Equity Holders

SHAUNA L NEWMAN	14,364	0.1%
AMERICAN HERMETICS OF TENNESSEE INC	12,150	0.1%
ADAM MITTELBERG	11,602	0.1%
MARK MOEHLMANN	7,836	0.1%
EAST FORK PARTNERS	7,548	0.1%
ADAM MITTELBERG & TARA MITTELBERG JT TEN	4,997	0.1%
PRINCE LAND SERVICES, INC.	3,919	0.0%
VICTOR HOPE CAPITAL, LLC	3,918	0.0%
EPF I I GST TRUST U/A 04/26/02	3,918	0.0%
DARRELL S. FREEMAN	3,713	0.0%
DAVID KLOEPPEL	3,713	0.0%
MICHAEL J STETAR	3,038	0.0%
MARC C TURNER	3,038	0.0%

Total Shares Outstanding - April 15, 2014	9,732,267	100.0%

Schedule 3.1

Subsidiaries, Shareholders, Managers and Other Equity Holders

Stockholders of American Addiction Centers, Inc. as of April 15, 2014

Stockholder	Shares	% of Outstanding
AAC HOLDINGS, INC.	9,061,124	91.8%
JAMES D. BEVELL JR	444,434	4.5%
CEDE & CO	95,189	1.0%
RICHARD FINLEY	40,703	0.4%
JAMES H. SHEDIVY	31,500	0.3%
JOSE OROZCO	42,415	0.4%
ERIC T KLINDT	15,925	0.2%
UBS FINANCIAL SERVICES INC FBO - DANIEL J MCKENNA	12,152	0.1%
BRENT CLEMENTS	12,151	0.1%
STEPHEN T HARRIS	12,151	0.1%
REED SHANDOFF	12,151	0.1%
RICHARD F SMITH	8,505	0.1%
FARZIN FERDOWSI; ZIBA FERDOWSI	8,000	0.1%
FREEMAN WEBB HOLDINGS, LLC	7,837	0.1%
IRA INNOVATIONS LLC FBO RANDALL HARNESS IRA	7,837	0.1%
AMY G. KILLETT	7,836	0.1%
CHARLES E GREER	6,956	0.1%
IRA INNOVATIONS LLC FBO SHAUNA NEWMAN IRA	6,504	0.1%
PHILLIP MATTHEW SIMPSON	4,997	0.1%
PAUL REED	4,000	0.0%
IRA INNOVATIONS LLC FBO ALAN GRICE IRA	3,918	0.0%
ROBERT E JONES	3,038	0.0%
RUSSELL R JONES	3,038	0.0%
PATRICK SHOCKNEY	3,038	0.0%
W TODD SWEAT	3,038	0.0%
NANCY VARGAS	3,038	0.0%
STEVEN L. MIRANDA & KELLY A. MIRANDA	2,000	0.0%
STEPHEN R. FAWEHINMI / MARISON B. FAWEHINMI	1,959	0.0%
Shareholders Holding Less Than 1,000 Shares (48 total)	3,038	0.0%

Total Shares Outstanding - April 15, 2014	9,868,472	100.0%

Schedule 3.1

Subsidiaries, Shareholders, Managers and Other Equity Holders

Existing BHR Preferred Equity

Preferred A Unit Holder	Units	% of Outstanding
Canterbury Indemnity, Inc.	10.0	27.4%
Hollomon Revocable Living Trust, dated September 20, 2007, Jay M. Hollomon and Meredith G. Hollomon, Trustees	2.0	5.5%
Jerry D. Bostelman	5.0	13.7%
Milan Investment Group, LLC	1.5	4.1%
Michael A. Carter and Pamela L. Carter	1.0	2.7%
American Hermetics of Tennessee, Inc.	2.0	5.5%
Roger M. Finley	4.0	11.0%
William A. Adkins	4.0	11.0%
Shauna L. Newman	6.0	16.4%
Victor Hope Capital, LLC	1.0	2.7%

Total Preferred A Units	36.5	100.0%

Schedule 3.5

Exceptions to 2013 Interim Financials

As a result of the 2013 annual audit, adjustments were identified that impacted the previously issued 2013 Interim Financials. In the opinion of the Borrower’s management, the adjustments were not material to the 2013 Interim Financials for the periods ending March 31, 2013 and June 30, 2013. However, the Borrower has elected to revise the 2013 Interim Financials for the periods ending March 31, 2013 and June 30, 2013 to reflect those adjustments. The adjustments related to the 2013 Interim Financials for the period ending September 30, 2013 (all of which have been disclosed in writing to Agent prior to the Closing Date) were material and the Borrower is in the process of revising the 2013 Interim Financials for that period. All of these adjustments will be reflected in the 2013 audited financial statements.

Existing Subordinated Debt

Attached.

Schedule 3.13

Healthcare Matters

(a) Holdings, Borrower and its other Subsidiaries are in the process of a comprehensive, internal audit of all privacy and confidentiality policies and practices, including those relating to compliance with the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and 42 C.F.R Part 2 in preparation for the Holdings IPO. None of Holdings, Borrower or any other Subsidiaries is aware of any reportable breaches with respect to any of these privacy or confidentiality laws and regulations, but it is expected that new policies and practices will be adopted by Holdings, Borrower and its other Subsidiaries, as applicable. Similarly, Holdings, Borrower and its other Subsidiaries will implement a new Corporate Compliance Plan in preparation for the Holdings IPO.

(b) Horizon Blue Cross Blue Shield of New Jersey v. Avee Laboratories et al.

On September 4, 2013, Horizon Blue Cross Blue Shield of New Jersey (“Horizon”) filed an amended complaint in the Superior Court of New Jersey against several defendants including Leading Edge Recovery Center, LLC, one of our subsidiaries. Leading Edge Recovery Center, LLC formerly operated a drug and alcohol treatment facility in New Jersey. Horizon alleges the defendants submitted and caused others to submit unnecessary drug tests in violation of New Jersey law is seeking recovery for monetary and treble damages. Holdings and the Borrower are vigorously defending these claims and believes them to be without merit. Further, the Borrower has made a demand for indemnification upon James Bevell for these claims.

(c) None

Schedule 5.13

Bank Accounts

Type of Account	Depository Bank or Securities Intermediary	Address of Depository Bank or Securities Intermediary	Account Number	Entity
American Addiction Centers, Inc. entities:
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Addiction Labs of America, LLC
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Forterus Health Care Services, Inc.
Deposit	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	American Addiction Centers, Inc.
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Singer Island Recovery Center, LLC
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Greenhouse Treatment Center, LLC
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	American Addiction Centers, Inc.
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Leading Edge Recovery Center, LLC
ZBA	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	Concorde Treatment Center, LLC
ZBA/AP Checking	Wells Fargo	PO Box 63020, San Francisco, CA 94163	***	ABTTC, Inc.
Money Market	Reliant Bank	101 Creekstone Blvd Ste. 200, Franklin, TN 37064	***	Performance Revolution, LLC d/b/a FitRx
AP Checking	JP Morgan Chase	PO Box 659754, San Antonio, TX 78265-9754	***	ABTTC, Inc.
AP/Payroll Checking	Commerce Bank		***	Forterus Health Care Services, Inc.
Professional Groups:
AP/Payroll Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	San Diego Professional Group PC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Brentwood Professional Group PC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Palm Beach Professional Group PC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Las Vegas Professional Group PC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Grand Prairie Professional Group PC
Behavioral Healthcare Really, LLC entities:
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Greenhouse Real Estate LLC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Concorde Real Estate LLC
AP Checking	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Behavioral Healthcare Realty LLC
Clinical Revenue Management Services, LLC:
Operating AP / Payroll Account	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Clinical Revenue Management Services, LLC
HRA Account	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Clinical Revenue Management Services, LLC
Money Market Account	Reliant Bank	1736 Carothers Parkway, Brentwood, TN 37027	***	Clinical Revenue Management Services, LLC

Note: there were no deposit accounts, securities accounts, or commodity accounts associated with the following Grantors:

AAC Holdings, Inc.

B&B Holdings Intl LLC

San Diego Addiction Treatment Center, Inc.

AAC Las Vegas Outpatient Center, LLC

AAC Dallas Outpatient Center, LLC

Parallax Center, LLC

The Heights Supportive Housing, LLC

Hamilton Medically Assisted Treatment Associates, LLC

Schedule 6.4

Existing Debt

Notes Payable:	Balance[1]
Notes Payable – Partner	50,000.00
NP Blackburn	576,569.49
NP Blackburn/Springhill	0.00
NP Bevell	576,569.49
NP Balloon	3,278,456.91
NP-Wells Fargo Office Furniture – Aug 12	79,543.15
NP-Wells Fargo Office Furniture – Aug 12	88,230.52
NP Wells/Tampa Property	0.00
DeLage Landen Software	7,761.91
Milnor Capital	30,118.41

See attached Listing of Vehicles and Capital Leases.

[1]	Balances are as of March 31, 2014

Schedule 6.6

Existing Guaranties

Wells Fargo	Credit Card	Maximum Limit:	$1,000,000.00

American Express	Credit Card	Maximum Limit:	$750,000.00

Schedule 6.7

Existing Investments

Description		Amount[2]

BHR to AAC	Intercompany Due To / Due From	426,556.96	[3]

AAC to BHR	Intercompany Due To / Due From	223,000.00

Professional Groups:
Brentwood	Receivable (for funding of operation)	25,000.00
San Diego	Receivable (for funding of operation)	368,654.00
Las Vegas	Receivable (for funding of operation)	318,500.00
Palm Beach	Receivable (for funding of operation)	469,609.00

		1,181,763.00

Jose Orozco[4]	Note Receivable	24,999.94

[2]	Balances are as of March 31, 2014.
[3]	These BHR / AAC Intercompany Due To/ Due From items will be paid pursuant to the post-closing Agreement executed in connection with the Initial Reorganization Transactions following the audit to consolidate all financial statements.
[4]	Represents a note receivable from an employee under a Promissory Note. Under the terms of the Promissory Note, the monthly principal payments in the amount of $8,333.34 are forgiven over the term of the Promissory Note. The final forgiveness period under the Promissory Note is on July 1, 2014, at which time the Promissory Note principal balance will be $0.

Schedule 6.8

Restricted Payments – Initial Reorganization Transactions and Borrower Merger

None.

Exhibit A

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$[ ]	[ ]
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned AMERICAN ADDICTION CENTERS, INC. (formerly known as FORTERUS, INC.), a Nevada corporation (“Borrower”), promises to pay to the order of [            ] (“Lender”) at its office at [            ], or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of [            ] Dollars ($[            ]), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

This Note is made pursuant to and is subject to the terms and conditions of that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AAC HOLDINGS, INC., a Nevada corporation, Borrower, the lenders party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (together with its successors and assigns, the “Agent”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

1.	DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b) “LIBOR” means the rate of interest per annum determined by Agent based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Agent from another recognized source or interbank quotation).

(c) “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

2.	INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Agent to be the sum of the Daily One Month LIBOR in effect from time to time plus the Applicable Margin. Each of Agent and Lender is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Agent’s and Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Taxes and Regulatory Costs. Borrower shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower

(c) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing May 1, 2014.

(d) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Agent’s or Required Lenders’ option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

3.	BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on April 1, 2015.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the Line of Credit Lenders at the request of Borrower pursuant to Section 2.1(c) of the Credit Agreement.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

4.	EVENTS OF DEFAULT:

Any Event of Default under the Credit Agreement shall constitute an “Event of Default” under this Note.

5.	MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the holder or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

(d) Amendment and Restatement. This Note amends and restates in its entirety the Revolving Line of Credit Note, dated as of November 1, 2011, issued by Borrower to Lender (as amended or otherwise modified to the date hereof, the “Prior Note”). Each of the Borrower and Lender acknowledges and agrees that this Note does not constitute a novation, payment and reborrowing or termination of the obligations under the Prior Note and that all such obligations are in all respects continued and outstanding as obligations under this Note.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Borrower:

AMERICAN ADDICTION CENTERS, INC.

By:
Name:
Title:

Acknowledged and Agreed to:

Lender:

[ ]

By:
Name:
Title:

EXHIBIT B

[FORM OF BORROWING NOTICE]

Date:             , 20

To:	Wells Fargo Bank, National Association, as the Agent (as defined herein)

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); capitalized terms used herein without definition shall have the meaning assigned to such terms in the Agreement), among by and among AAC HOLDINGS, INC., a Nevada corporation, AMERICAN ADDICTION CENTERS, INC. (formerly known as FORTERUS, INC.), a Nevada corporation (“Borrower”), the lenders party hereto from time to time (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (together with its successors and assigns, the “Agent”).

The undersigned hereby request:

A borrowing of Loans under the Line of Credit (the “Borrowing”)

1. On                                  (a Business Day).

2. In the amount of $            .

The foregoing request complies with the requirements of Section 2.1(c) of the Agreement.

The undersigned hereby certify that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds from the Borrowing: (a) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties are true and correct in all respects), except (i) for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualification, in which case such representations and warranties are true and correct in all respects as of such earlier date) and (ii) that for the purposes of Section 4.2 of the Agreement, the representations and warranties contained in Section 3.5 of the Agreement shall be deemed to refer to the most recent financial statements described in Section 3.5 of the Agreement or furnished pursuant to Sections 5.3(a) or 5.3(b) of the Agreement, as applicable, and (b) no Default or Event of Default exists or would result from the Borrowing requested hereunder or from the application of the proceeds thereof.

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be executed and delivered by its duly authorized officer, as of the date first above written.

AMERICAN ADDICTION CENTERS, INC.

By:
Name:
Title: